Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

WILLDAN GROUP, INC.,

WILLDAN ENERGY SOLUTIONS,

INTEGRAL ANALYTICS, INC.,

THE SHAREHOLDERS OF INTEGRAL ANALYTICS, INC.

AND

THE SELLERS’ REPRESENTATIVE

Dated

July 28, 2017

ARTICLE I	DEFINITIONS	1

1.1	Definitions	1

ARTICLE II	PURCHASE AND SALE	14

2.1	Sellers’ Sale of Stock	14
2.2	Purchase Price	14
2.3	Earn-Out	15
2.4	TNAV Adjustment	18
2.5	The Closing	19
2.6	Closing Deliveries by Sellers	19
2.7	Closing Deliveries by Buyer	20
2.8	Withholding	21
2.9	Tax Consequences	21
2.10	Sellers’ Representative	22
2.11	[Reserved]	24
2.12	Employee Bonus Pool After Closing	24

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS	25

3.1	Capacity of Sellers	25
3.2	Stock Ownership of Sellers	25
3.3	Authorization; Enforceability	26
3.4	No Conflict; No Consents	26
3.5	Litigation	26
3.6	[Reserved]	26
3.7	Restricted Securities	26
3.8	No Distribution of Securities	26
3.9	Access to Data; No General Solicitation; Risk of Loss; Dilution	27
3.10	Rule 144	27

ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO INTEGRAL ANALYTICS	27

4.1	Organization and Qualification of Integral Analytics	28
4.2	Capitalization	28
4.3	Authorization; Enforceability	29
4.4	No Conflict; Governmental Consents	29
4.5	Financial Statements; Undisclosed Liabilities	29
4.6	Absence of Certain Changes or Events	30

i

4.7	Taxes	31
4.8	Material Contracts	33
4.9	Real and Personal Property; Leases	35
4.10	Condition and Sufficiency of Tangible Assets	36
4.11	Licenses, Permits and Authorizations	36
4.12	Intellectual Property and Software	36
4.13	Privacy Matters	43
4.14	Litigation; Compliance with Laws	44
4.15	Insurance	44
4.16	Employee and Labor Matters	46
4.17	Employee Benefit Plans; ERISA	48
4.18	Transactions with Affiliates	50
4.19	No Brokers or Finders	50
4.20	Receivables	50
4.21	Environmental Matters	50
4.22	Restrictions on Business Activities	51
4.23	Internal Controls	51
4.24	Absence of Certain Business Practices	52
4.25	Foreign Assets Control Regulations and Anti-Money Laundering	52
4.26	Government Contract Matters	52
4.27	Bank Accounts	53
4.28	Software Licenses	53
4.29	Clients; Customers; Sales	53

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	53

5.1	Organization and Authority of Buyer; Enforceability	53
5.2	No Conflict; Governmental Consents	54
5.3	Validity of Shares to be Issued	54
5.4	Brokers	54
5.5	Investment Purpose	54

ARTICLE VI	ADDITIONAL AGREEMENTS	55

6.1	Preservation of Records	55
6.2	Cooperation With Respect to Financial Statements	55
6.3	Regulatory and Other Authorizations; Notices and Consents	55

6.4	Non-competition, Nonsolicitation and Confidentiality	56
6.5	Necessity of Further Action	57
6.6	Operation of the Business During the Earn-Out Period; Liquidated Damages	57
6.7	Seller Releases	58
6.8	Vesting Restrictions on each Continuing Employee’s Pro Rata Portions of the Purchase Price Shares	59
6.9	Securities Act Restrictions on the Purchase Price Shares	59

ARTICLE VII	EMPLOYEE MATTERS	60

7.1	Health and Benefit Plans	60
7.2	Mutual Cooperation	61
7.3	Third Party Claims	61

ARTICLE VIII	TAX MATTERS	61

8.1	Returns and Payments	61
8.2	Allocation of Taxes	62
8.3	Section 338(h)(10) Elections	63
8.4	S Corporation Status	65
8.5	Tax Audits	65
8.6	Refunds and Tax Benefits	66
8.7	Cooperation and Exchange of Information	66
8.8	Conveyance Taxes	67

ARTICLE IX	[RESERVED]	67

ARTICLE X	INDEMNIFICATION	67

10.1	Obligations of Indemnification	67
10.2	Procedure	68
10.3	Survival	69
10.4	Indemnity Cushion, Cap and Allocation	70
10.5	Exclusive Remedy	71
10.6	Tax Treatment of Indemnity Payments	71
10.7	Payments; Offset	71
10.8	Calculation of Losses	72
10.9	No Double Recovery	73

ARTICLE XI	GENERAL	73

11.1	Further Assurance	73
11.2	Amendments; Waivers	73
11.3	Schedules; Exhibits; Integration	73
11.4	Governing Law	73
11.5	No Assignment	73
11.6	Headings	73
11.7	Publicity and Reports	74
11.8	Parties in Interest	74
11.9	Notices	74
11.10	Expenses	76
11.11	Arbitration	76
11.12	Time of the Essence	76
11.13	Severability	76
11.14	Counterparts	77

EXHIBITS

Exhibit A	Form of Offer of Employment
Exhibit B	Form of Confidentiality and Work for Hire Agreement
Exhibit C	Form of Investor Questionnaire

SCHEDULES

Schedule 2.4(a)	TNAV Illustrative Calculation; Software License Impacts
Schedule 2.4(b)	Exceptions to GAAP
Schedule 2.6(j)	Company Debt
Schedule 3.5	Litigation
Schedule 4.1(a)	Organization and Qualification of Integral Analytics
Schedule 4.4	Consents
Schedule 4.6	Absence of Certain Changes or Events
Schedule 4.7	Taxes
Schedule 4.8	Material Contracts
Schedule 4.9	Real and Personal Property; Leases
Schedule 4.11	Licenses; Permits; Authorizations
Schedule 4.12(a)(i)	Company Product (by name, version and applicable identifiers)
Schedule 4.12(a)(ii)	Registered Company IP
Schedule 4.12(a)(iii)	Licensed IP Contracts
Schedule 4.12(a)(iv)	Company IP Contract
Schedule 4.12(a)(v)	Contracts for Persons to Design, Manufacture, Test or package Company Product or material component thereof

Schedule 4.12(d)(1)	Actions to be taken to perfect, maintain or renew Registered Company IP
Schedule 4.12(d)(2)	Registered IP that has been cancelled, abandoned, lapsed or not renewed
Schedule 4.12(f)	Third Party Infringement of Company IP.
Schedule 4.12(h)	Product Claims
Schedule 4.12(m)(i)	Open Source Software
Schedule 4.12(m)(iv)	Third party projects relating to Open Source Software
Schedule 4.12(n)	Licensed Company IP Source Code
Schedule 4.13(a)	Personal Data
Schedule 4.13(b)	Company Privacy Policy
Schedule 4.14	Litigation; Compliance with Laws
Schedule 4.15	Insurance
Schedule 4.16(a)	Employee Benefit Arrangement
Schedule 4.16(b)	Employee Claims
Schedule 4.16(d)	Employment Law Compliance
Schedule 4.16(e)	Outstanding Employment Amounts
Schedule 4.17	Benefit Plans
Schedule 4.18	Transactions with Affiliates
Schedule 4.21	Environmental Matters
Schedule 4.27	Bank Accounts
Schedule 4.28	Software Licenses
Schedule 4.29	Clients; Customers; Sales
Schedule 5.2	Buyer’s Conflicts; Consents
Schedule 7.1	Continuing Employees

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated July 28, 2017, is made by, between and among WILLDAN ENERGY SOLUTIONS, a California corporation (“Buyer”); WILLDAN GROUP, INC., a Delaware corporation (“WGI” or “Willdan”); INTEGRAL ANALYTICS, INC., an Ohio S Corporation (“Integral Analytics” or “Company”); all of the shareholders of the stock of Integral Analytics as identified on Appendix “A”, (each referred to as a “Seller” and collectively, “Sellers”); and the Sellers’ Representative.

RECITALS

A.                                    Sellers own 4,762 shares of stock of Integral Analytics which constitutes 100% of the issued and outstanding shares of Capital Stock in Integral Analytics.

B.                                    Integral Analytics is a valid S Corporation as defined in Internal Revenue Code Section 1361 and the regulations thereunder.

C.                                    Sellers collectively desire to sell, and Buyer desires to buy, a 100% ownership interest in Integral Analytics on the terms and conditions set forth herein and for the consideration described herein.

D.                                    The board of directors of each of Buyer, WGI and Integral Analytics, respectively, deems it advisable and in the best interests of its respective shareholders to consummate the Transaction, and each such board has approved the Transaction, this Agreement and each other document ancillary hereto.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.  For all purposes of this Agreement, except as otherwise expressly provided,

(a)                                 The terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b)                                 All accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(c)                                  All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d)                                 Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

(e)                                  The words “include,” “includes,” and “including” or any variation thereof means (unless the context of its usage otherwise requires) when used herein shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(f)                                   Any examples provided in this Agreement are for the purpose of illustrating how a calculation would be made and not intended as a representation that the matters shown in the examples shall actually occur.

(g)                                  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Schedules and exhibits delivered pursuant to this Agreement, the following definitions shall apply.

“Acceleration Payment” has the meaning set forth in Section 2.3(d).

“Accounting Referee” has the meaning set forth in Section 2.3(b).

“Accrued Distribution Liability” means amounts owing by IA to certain shareholders in the amount of $129,350.87.

“Action” means any claim, charge, action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity or other similar dispute.

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

“Aggregate Purchase Price” has the meaning set forth in Section 2.2(a).

“Agreement” means this Stock Purchase Agreement, as amended or supplemented, together with all exhibits, appendices and Schedules attached or incorporated by reference.

“Allocation” has the meaning set forth in Section 8.3(c)(i).

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assets” has the meaning set forth in Section 4.9(b).

“Balance Sheet Date” means June 30, 2017.

“Benefit Plan” has the meaning set forth in Section 4.17(a).

“Business” means the business of Integral Analytics, as currently conducted.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Anaheim, California.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a).

“Buyer Prepared Returns” has the meaning set forth in Section 8.1(a).

“Buyer’s Deductible” has the meaning set forth in Section 10.4(c).

“Buyer’s Plans” has the meaning set forth in Section 7.1(a).

“Cap” has the meaning set forth in Section 10.4(a).

“Capital Stock” means all of the securities (debt and equity) issued by Integral Analytics, including the Common Stock and any securities exchangeable, convertible or exercisable into any securities of Integral Analytics.

“Cash Closing Purchase Price” has the meaning set forth in Section 2.2(a)(i).

“Cause” shall mean, with respect to Key Personnel, as reasonably determined by the Board, (i) any act of personal dishonesty taken by such Key Personnel in connection with his responsibilities as an employee of Company which is intended to result in substantial personal enrichment of such Key Personnel and is reasonably likely to result in material harm to Company, (ii) such Key Personnel’s commission of a felony, (iii) a willful act by such Key Personnel which constitutes misconduct and is materially injurious to Company, or (iv) continued willful violations by such Key Personnel of such Key Personnel’s obligations to Company after there has been delivered to Executive a written demand for performance from Company which describes the basis for Company’s belief that such Key Personnel has willfully violated his obligations to Company.  Failure to achieve Company or individual performance objectives shall not be considered “Cause” for the purposes of this Agreement. However, if Integral Analytics losses more than $1 million in any twelve (12) month period, after the six percent (6%) corporate allocation, such loss shall constitute “Cause.”

“Charter Documents” means the articles or certificate of incorporation, articles or certificate of organization, operating agreement, by-laws or any other or similar organizational documents of an Entity, as applicable, as amended to the date hereof.

“Change of Control Payments” means certain payments in the aggregate amount of nine hundred ninety thousand dollars ($990,000), which are required by agreement to be paid in full by Integral Analytics as a result of its entry into the Transactions.

“Claim” has the meaning set forth in Section 10.2.

“Claim Notice” has the meaning set forth in Section 10.2.

“Close Collaboration” has the meaning set forth in Section 2.3(a)(i).

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Financial Statements” has the meaning set forth in Section 2.6(g).

“Closing Purchase Price Distribution” has the meaning set forth in Section 2.2(b).

“Closing TNAV” has the meaning set forth in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Database” means each database in which Personal Data is or has been maintained by or for the Company.

“Company Debt” has the meaning set forth in Section 2.6(j).

“Company Disclosure Schedules” are defined in the first paragraph of Article IV.

“Company IP” means any and all Intellectual Property Rights and Intellectual Property that are owned or purported to be owned by the Company.

“Company IP Contract” means any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.

“Company Privacy Policy” means each external or internal, present privacy policy, privacy policy used by the Company in the last three years, or written privacy or security related representation, obligation or promise of the Company included in a customer contract promise relating to: (i) the privacy of any individuals, including users of any Company Product (including any website or online service); (ii) the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, retention, interception, analysis, scanning, other processing or security of any Personal Data; or (iii) information about individuals who are Employees.

“Company Product” means each product or service (including all websites, applications, online hosting and other online services) owned, made, marketed, distributed, imported, licensed or sold by or on behalf of the Company at any time since its inception (including in connection with the provision by the Company of services to customers of the Company), and any product or service currently under development by or for, or that the Company currently intends to develop, make, distribute, sell or license (including in connection with the provision by the Company of services to customers of the Company).

“Company Product Data” means all data uploaded or otherwise provided by or for customers of the Company, in connection with the Company Product.

“Company Software” means any software (including Company IP and Licensed IP) that is embedded in, or used by the Company in the development, delivery, hosting or distribution of, any Company Product.

“Company’s Knowledge” or similar uses of such term includes the actual knowledge of Thomas Osterhus or Kevin Kushman, in each case after reasonable inquiry of their respective direct reports.

“Company’s Plans” has the meaning set forth in Section 7.1(a).

“Consultant Proprietary Information Agreement” means any standard form of professional services, outsourced development, consulting, or independent contractor agreement, used by the Company at any time, containing an assignment to the Company of Intellectual Property Rights and a confidentiality provision to protect the Company’s confidential information and trade secrets.

“Continuation Period” has the meaning set forth in Section 7.1(b).

“Continuing Employee” or “Continuing Employees” means any individual who is (a) an active employee of Integral Analytics or Granite Management Services, Inc. immediately prior to the Closing Date or (b) an employee of Integral Analytics or Granite Management Services, Inc. on any authorized leave of absence, including short or long-term disability leave, or worker’s compensation leave as of the Closing Date.

“Contract” means any agreement, arrangement, bond, loan commitment or other commitment, covenant, plan, franchise, indemnity, insurance policy, indenture, instrument, mortgage, security agreement, lease, license, instrument, understanding, permit, concession, whether oral or written, that in each case is legally binding.

“Contributor” has the meaning set forth in Section 4.12(c)(i).

“Copyleft License” means any license of Intellectual Property that provides that, as a condition to the use, modification, distribution or hosting of such licensed Intellectual Property, that such licensed Intellectual Property, or any other Intellectual Property that is incorporated into, derived from, based on, linked to, or used or distributed with such licensed Intellectual Property, be licensed, distributed, or otherwise made available: (i) in source code form (e.g., in a form other than binary or object code); (ii) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification; or (iii) without a license fee.

“DOL” means Department of Labor.

“Earn-Out Payments” has the meaning set forth in Section 2.3(a)(ii).

“Earn-Out Period” shall mean the period from the Closing Date until the earlier of (a) that period of time pursuant to this Agreement in which Seller has qualified for the Maximum Payout, or (b) the third anniversary of the Closing Date.

“EBITA” means Integral Analytics’ annual earnings, as determined by GAAP, before interest, taxes and amortization, measured after a 6% of revenue corporate allocation.

“Employee” means any current employee of Integral Analytics or Granite Management Services, Inc.

“Employee Proprietary Information Agreement” means any standard form of employee proprietary information and confidentiality agreement, used by the Company at any time, containing an assignment of Intellectual Property Rights to the Company and a confidentiality provision to protect the Company’s confidential information and trade secrets.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, security interest, lien, option, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, Law, equity or otherwise.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means all applicable Laws as in effect as of the date hereof related to the protection of human health, the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” has the meaning set forth in Section 4.17(d).

“Estimated TNAV” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Sellers” means Shareholders of Integral Analytics who are not currently Employees, consultants, independent contractors or directors of Integral Analytics or Granite Management Services, Inc.

“Final TNAV” has the meaning set forth in Section 2.4(c).

“Financial Statements” means the (a) audited consolidated balance sheets of the Business as of December 31, 2016, and the related audited statements of operations, changes in equity, and cash flow and the related notes thereto for the fiscal year then ended, and (b) the CPA reviewed three-month consolidated balance sheets and the related statements of operations of the Business January 1, 2017 and through March 31, 2017.

“Fundamental Representations and Warranties” has the meaning set forth in Section 10.3(a)(i).

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Harmful Code” has the meaning set for in Section 4.12(j).

“Hazardous Substance” means substances that are defined or listed in, or otherwise classified under Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutant,” “contaminant” or any other formulation intended to define, list or classify substances pursuant to Environmental Laws by reason of deleterious properties including, but not limited to, petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

“IA Bonus Pool” has the meaning set forth in Section 2.12.

“Income Tax” or “Income Taxes” means any federal, state, local, or non-U.S. income tax, including any interest, penalty, or addition thereto.

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Integral Analytics” means Integral Analytics, Inc., an Ohio S Corporation.

“Intellectual Property” means algorithms, APIs, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, business name, domain name and trade name rights and similar rights, including the goodwill appurtenant thereto; (iii) trade secret rights; (iv) patent and industrial design property rights; (v) rights of personality and publicity; (vi) all other proprietary rights in Intellectual Property, including the right to enforce and recover damages for the infringement or misappropriation; and (vii) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, continuations and reissues of, and applications for, any of the rights referred to in clauses (i) through (vi) above.

“IRS” means the United States Internal Revenue Service, and to the extent relevant, the United States Department of Treasury.

“Key Personnel” means Tom Osterhus and Kevin Kushman.

“Key Shareholders” means any Shareholder who owns five percent (5%) or more of the stock of Integral Analytics or who owns one percent (1%) or more of the stock of Integral Analytics and is an officer or director of Integral Analytics.

“Law” means any constitutional provision, statute or other law, rule or regulation, of any Governmental Entity and any Order, including any Environmental Laws, the Anti-Kickback Act, the Federal Acquisition Regulations and the Foreign Corrupt Practices Act.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements or other interest in real property (including any rights to the use of fixtures therein) held by Integral Analytics.

“Legal Requirements” means any applicable U.S. or non-U.S. federal, state, local, international or other constitution, law, statute, ordinance, rule, directive, regulation, published administrative position, policy or principle of common law, or any Governmental Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Liabilities” has the meaning set forth in Section 4.5(b).

“Licensed IP” means (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used in the use, development, delivery, hosting or distribution of, the Company Product; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the business of the Company, in each case, to which a third party has granted a license, covenant not to sue, or any other right to the Company.

“Licensed IP Contract” means any Contract to which the Company is or was a party or by which the Company is or was bound, pursuant to which the Company is granted a license, covenant not to sue, or other rights with respect to Licensed IP.

“Lien” means any lien, pledge, charge, claim, mortgage, assessment, hypothecation, infringement, deed of trust, lease, option, right of first refusal, preemptive right, easement, covenant, right of way, servitude, transfer restriction, security interest or other encumbrance of any kind or character whatsoever other than (i) Liens for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) mechanic’s, materialmen’s, and similar Liens, (iii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iv) workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens, and (v) non-exclusive licenses with respect to Company IP granted by the Company in ordinary course of business consistent with past practice.

“Loss” means any cost, damage, disbursement, expense, Liability, loss, deficiency, obligation or penalty of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.  With the exception of a Loss resulting from a material misrepresentation of the representations and warranties made by the Parties in this Agreement, Loss shall not include consequential, special, incidental, or punitive damages.

“Made Available” means that the Company has posted such materials to the virtual data room established on Willdan’s SharePoint site and made available to Buyer and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is five (5) days prior to the date of this Agreement.

“Material Adverse Effect” means, with respect to any Person, (i) a material adverse effect on the condition (financial or otherwise), business, prospects, assets, liabilities, or results of operations of such Person and its subsidiaries, taken as a whole or (ii) a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the effects of changes that are generally applicable to the industry and markets in which the Business operates, (ii) the effects of changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets or (iii) any effects on the employees, suppliers, licensors or customers of the Business directly resulting from the public announcement of this Agreement, the Transactions or the consummation of the Transactions; provided further, however, that any change in, effect on or set of circumstances referenced in clauses (i) through (iii) immediately above shall be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur to the extent that such change in, effect on or set of circumstances has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.8.

“Maximum Payout” has the meaning set forth in Section 2.2(a)(iii).

“Net Cash Closing Purchase Price” has the meaning set forth in Section 2.7(a).

“New Work Sold” has the meaning set forth in Section 2.3(a)(i).

“New Work Sold Earn-Out Payments” has the meaning set forth in Section 2.3(a)(i).

“Non-Key Shareholders” means any Shareholder who is not an Excluded Seller, and who owns less than five percent (5%) but more than one percent (1%) of the stock of Integral Analytics and is not an officer or director of Integral Analytics.

“Open Source Software” means any software that is licensed, provided or distributed under any open source license (including any Copyleft License), including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

“Ordinary Course of Business” An action taken by or on behalf of a Person shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a)                                 such action is recurring in nature, consistent with the Person’s past practices and taken in the ordinary course of the Person’s normal day-to-day operations;

(b)                                 such action is taken in accordance with sound and prudent business practices;

(c)                                  such action is not required to be authorized by the Person’s shareholders or board of directors and does not require any other separate or special authorization of any nature; and

(d)                                 such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the normal day to day operations of other Entities that are employed in businesses similar to the Person’s business.

“Party” means WGI, Buyer, Company, a Seller or Sellers, or Sellers’ Representative, as the context requires, and “Parties” means WGI, Buyer, Company, a Seller or Sellers, and Sellers’ Representative.

“Patents” shall mean all United States and foreign patents and patent applications, including all reissues, divisions, re-examinations, renewals, revisions, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (whether or not patentable or reduced to practice), all inventions disclosed therein and improvements thereto, and all rights therein provided by international treaties and conventions.

“Payoff Amount” has the meaning set forth in Section 2.6(j).

“Payoff Letters” has the meaning set forth in Section 2.6(j).

“Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

“Personal Data” means (i) any information that relates to an identified or identifiable individual or device, including name, street address, telephone number, e-mail address, user name and password, photograph, government issued identifier (including Social Security number, tax identification number, driver’s license number, or passport number), credit card number, bank information, or customer or account number, biometric identifiers, machine or device identifiers, IP addresses, or any other piece of information used or intended to be used to identify or contact an individual or device; and (ii) any other information if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Legal Requirement.

“Post-Closing Tax Period” means any Tax period ending after the Closing Date, and with regard to a Straddle Period, any portion thereof beginning the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date (and, in the case of a Straddle Period, the portion of such Tax period ending on and including the Closing Date).

“Pre-Closing Taxes” means (i) all liability for Taxes of Integral Analytics for Pre-Closing Tax Periods; (ii) any and all Taxes resulting by reason of the several liability of Integral Analytics pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law or regulation, or by reason of Integral Analytics having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; (iii) any and all Taxes of any other person (other than Integral Analytics) imposed on Integral Analytics as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, provided that, Sellers shall have no obligation to indemnify Integral Analytics, WGI, Buyer, or any Buyer Affiliate against (I) any adverse consequences consisting of, or relating to, Taxes resulting from (x) Section 338(h)(10) Elections, or (y) any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement), or (II) any Taxes to the extent such Taxes were taken into account in determining the Final TNAV.

“Privacy Legal Requirement” means all applicable Legal Requirements relating to (i) privacy, data protection and data security; or (ii) the collection, obtainment, storage, transmission, transfer (including cross border transfers), hosting, disclosure, use, retention, interception, disposal, analysis, scanning, or other processing of Personal Data (including Personal Data of Employees and third parties).

“Pro Rata Share” means, with respect to each Seller, a fraction, the numerator of which is the aggregate number of shares of Capital Stock owned of record by such Seller immediately prior to the Closing, and the denominator of which is the aggregate number of issued and outstanding shares of Capital Stock of the Company immediately prior to the Closing.

“Proprietary Information” has the meaning set forth in Section 6.4(c).

“Purchase Price Shares” has the meaning set forth in Section 2.2(a)(ii).

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which Integral Analytics holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Integral Analytics thereunder.

“Registered Company IP” has the meaning set forth in Section 4.12(a).

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, and all applications for any of the foregoing.

“Release” means any spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, release, presence or migration of Hazardous Materials on, above, under, onto, in or into the environment above regulatory standards or into or out of any property.

“Restricted Period” has the meaning set forth in Section 6.4(a).

“Schedules” means the Schedules to this Agreement dated as of the date hereof delivered pursuant to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by WGI under the Securities Act and the Securities Exchange Act of 1934, as amended, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as WGI was required by law or regulation to file such material), which are available at the SEC’s website located at https://www.sec.gov.

“Section 338(h)(10) Elections” has the meaning set forth in Section 8.3(a).

“Section 338(h)(10) Taxes” has the meaning set forth in Section 8.3(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller(s)” has the meaning set forth in the preamble to this Agreement.

“Seller Claims” has the meaning set forth in Section 6.7.

“Seller Indemnified Parties” has the meaning set forth in Section 10.1(c).

“Seller Prepared Returns” has the meaning set forth in Section 8.1(a).

“Seller Releasing Parties” has the meaning set forth in Section 6.7.

“Seller’s Knowledge” or similar uses of such term includes the actual knowledge of such Seller.

“Sellers’ 338(h)(10) Calculation” has the meaning set forth in Section 8.3(b).

“Sellers’ Deductible” has the meaning set forth in Section 10.4(a).

“Sellers’ Entity-Level Tax Contest” has the meaning set forth in Section 8.5(b).

“Sellers’ Holdback Amount” means one million five hundred thousand dollars ($1,500,000).

“Sellers’ Representative” has the meaning set forth in Section 2.10(a).

“Sellers’ Representative Account” has the meaning set forth in Section 2.10(d).

“Sellers’ Tax Contest” has the meaning set forth in Section 8.5(b).

“Sellers’ Transaction Expenses” means any expenses incurred by the Sellers or the Company from third parties in connection with the Transaction.

“Senior Creditor” means BMO Harris Bank N.A., as the lender under the Senior Financing Agreement, together with its successors and assigns.

“Senior Event of Default” means an “Event of Default” as defined in the Senior Financing Agreement.

“Senior Financing Agreement” means that certain Amended and Restated Credit Agreement dated as of January 20, 2017, among Willdan, as the borrower, Buyer, as a guarantor, the other guarantors and loan parties thereunder, and BMO Harris Bank N.A., as the lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Software” means computer software, programs, and databases in any form, including Internet web sites, web site content, mobile apps, member or user lists and information associated therewith, links, source code, object code, operating systems and specifications, software development tools, software embedded in hardware devices, firmware, logic, logic diagrams, flowcharts, algorithms, routines, sub-routines, utilities, models, file structures, coding sheets, coding, source code listings, modules, libraries, scripts, templates, frameworks, components, functional specifications, program specifications, data, databases, database management code, graphical user interfaces, menus images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, bug fixes, corrections, patches, enhancements, releases and modifications thereto, and all related documentation, developer notes, comments and annotations.

“Software License Impacts” shall mean those certain software license impacts as more specifically identified on Schedule 2.4(a) hereto.

“Software Licensing” has the meaning set forth in Section 2.3(a)(ii).

“Software Licensing Earn-Out Payments” has the meaning set forth in Section 2.3(a)(ii).

“Standard Form IP Contract” means each standard form of Company IP Contract used by the Company at any time, including each standard form of: (i) license, cloud computing, “software-as-a-service”, consulting and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) the Employee Proprietary Information Agreement; (v) the Consultant Proprietary Information Agreement; and (vi) confidentiality or nondisclosure agreement.

“Standard Pricing” has the meaning set forth in Section 2.3(a)(ii).

“Standards Organizations” has the meaning set forth in Section 4.12(c)(viii).

“Straddle Period” means any Tax period of Integral Analytics that begins before and ends after the Closing Date.  For the avoidance of doubt, the Tax period of Integral Analytics that will, for federal and state Income tax purposes, end the day of the Closing Date does not constitute a Straddle Period.

“Straddle Period Tax Contest” has the meaning set forth in Section 8.5(c).

“Tangible Net Asset Value” or “TNAV” means the total current assets of Integral Analytics minus the total current liabilities of Integral Analytics (excluding Company Debt and all current and deferred Income Tax accounts), as determined in accordance with Section 2.4.  Schedule 2.4(a) attached hereto contains a sample calculation provided for purposes of illustrating the agreed-on calculation methodology for TNAV, and is not intended to be an actual calculation of the Final TNAV for this Transaction.

“Target TNAV” shall mean five hundred thousand dollars ($500,000), less the Software License Impacts, provided that the signed, final license agreement for such Software License Impacts must be signed within 180 days of the Closing Date.

“Tax” (and, with correlative meaning, “Taxes”) means any and all federal, state, county, local, foreign and other taxes, assessments and other governmental charges of any kind whatsoever, including income, gross receipts, stock, franchise, profits, employee and payroll related, withholding, foreign withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum or estimated taxes, including any interest, penalties or additions to tax in respect of the foregoing.

“Tax Contest” has the meaning set forth in Section 8.5(a).

“Tax Dispute” has the meaning set forth in Section 8.1(c).

“Tax Purchase Price” has the meaning set forth in Section 8.3(c)(i).

“Tax Return” means any federal, state, local, foreign, and other return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Transaction Tax Deductions” means any Income Tax deductions that are deductible on a Seller Prepared Return resulting from or attributable to the Sellers’ Transaction Expenses or the Change of Control Payments.

“Transactional Agreements” means this Agreement, the offers of employment, non-competition agreements, and any other agreements as Sellers are required to execute pursuant to this Agreement.

“Transactions” means (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including the performance by Integral Analytics, Buyer, Sellers and other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

“Transfer” has the meaning set forth in Section 2.3(f).

“Transfer Agent” has the meaning set forth in Section 2.2(b)(ii).

“Transfer Taxes” has the meaning set forth in Section 8.8.

“Vesting Period” has the meaning set forth in Section 6.8(a).

“WGI” or “Willdan” means Willdan Group, Inc., a Delaware corporation.

“WGI’s SEC Reports” means all reports, schedules, registration statements, definitive proxy materials, forms, and exhibits required to be filed by WGI with the SEC pursuant to the reporting requirements of the Exchange Act and all exhibits included therein and financial statements and schedules thereto, in each case to the extent required to be filed after December 31, 2016, through the date of this Agreement.

“Willdan Shares” means shares of WGI’s common stock, par value $0.01 per share, of Buyer.

“Year 1” means the period commencing from the Closing Date and concluding on the first anniversary of the Closing Date.

“Year 2” means the period commencing on the first anniversary of the Closing Date and concluding on the second anniversary of the Closing Date.

“Year 3” means the period commencing on the second anniversary of the Closing Date and concluding on the third anniversary of the Closing Date.

“Year 4” means the period commencing on the first anniversary of the Closing Date and concluding on the fourth anniversary of the Closing Date.

“Year 5” means the period commencing on the second anniversary of the Closing Date and concluding on the fifth anniversary of the Closing Date.

“Year 6” means the period commencing from the Closing Date and concluding on the sixth anniversary of the Closing Date.

“Year 7” means the period commencing from the Closing Date and concluding on the seventh anniversary of the Closing Date.

ARTICLE II
PURCHASE AND SALE

2.1                               Sellers’ Sale of Stock.

(a)                                 Subject to the terms and conditions of this Agreement, Sellers agree to sell all of the outstanding Capital Stock and deliver all certificates evidencing all of the outstanding Capital Stock to Buyer at the Closing.  Such certificates will be properly executed to transfer such Capital Stock to Buyer at the Closing and otherwise in a form acceptable for transfer on the books of Integral Analytics.

(b)                                 Sellers agree to execute appropriate documents and make and process appropriate filings with regulatory, Tax and other Governmental Entities as reasonably requested by Buyer at Sellers’ cost and expense as may be necessary for effectively transferring all of the Capital Stock effective as of the Closing.

2.2                               Purchase Price.

(a)                                 Aggregate Purchase Price.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase and acquire 100% of the issued and outstanding Capital Stock from Sellers for an amount (the “Aggregate Purchase Price”) equal to the potential total sum of up to $30,000,000, as follows:

(i)                                     $15,000,000 in cash (the “Cash Closing Purchase Price”); plus

(ii)                                  such number of shares of Willdan Shares having a value equal to $3,000,000 calculated based upon the volume weighted average price for the ten (10) Trading Days immediately preceding the Closing Date, excluding the Closing Date (the “Purchase Price Shares”); plus

(iii)                               Earn-Out Payments of up to $12,000,000 (the “Maximum Payout”) payable in cash, subject to the terms and conditions set forth in Section 2.3; and plus or minus, as the case may be

(iv)                              the amount, if any, by which the Final TNAV is more or less, as the case may be, than the Target TNAV, as determined in accordance with Section 2.4(c).

(b)                                 Closing Purchase Price Distribution.  At Closing, Buyer shall make the following deliveries, which, in aggregate, shall constitute the “Closing Purchase Price Distribution”:

(i)                                     To Sellers’ Representative, an amount equal to the Net Cash Closing Purchase Price plus the Sellers’ Holdback Amount, which amounts shall be delivered by wire transfer of immediately available funds to the Sellers’ Representative Account, which shall be designated in writing to Buyer prior to the Closing Date.  As soon as reasonably possible following the Closing Date, but in no event later than ten (10) Business Days following the Closing Date, Sellers’ Representative shall deliver to each Seller (i) such Seller’s Pro Rata Share of the Net Cash Closing Purchase Price.

(ii)                                  To each Seller, such Seller’s Pro Rata Share of the Purchase Price Shares, as evidenced by a copy of a letter delivered to Computershare Trust Company (the “Transfer Agent”) at Closing instructing it to register each Seller’s Pro Rata Share of the Purchase Price Shares in each such Seller’s name, and in each case in book-entry record, including the restrictive legends referenced herein, as applicable.  Fractional shares shall be rounded up to a full share.

2.3                               Earn-Out.

(a)                                 In addition to the Closing Purchase Price Distribution, Sellers shall be eligible after the Closing to receive Earn-out Payments (as defined below) as set forth below (it being understood that the aggregate of all Earn-Out Payments paid to Sellers pursuant to this Agreement shall not exceed the Maximum Payout under any circumstances):

(i)                                     New Work Sold: Sellers shall be paid 2% of gross contracted revenue for new work sold (“New Work Sold”) by Willdan in Close Collaboration with Integral Analytics during the Earn-Out Period.  Earn-Out Payments for such New Work Sold (“New Work Sold Earn-Out Payments”) shall be made in quarterly installments for each of Year 1, Year 2 and Year 3.  For purposes of calculating the New Work Sold Earn-Out Payments for a given calendar quarter, credit shall be given for the gross contracted revenue in the quarter the contract is executed and/or effective, regardless of when the receipt of payment thereunder is expected to occur for such New Work Sold.  Contracted revenue resulting from extensions, renewals or recompetes of Willdan contracts existing as of the Closing Date shall not qualify for such payments.  “Close Collaboration” shall mean where Integral Analytics takes an active or significant role in the development, marketing, and sale of the New Work Sold, or where Integral Analytics Software or data analysis service is one element in the contract proposal.  The parties shall agree in advance of preparing any proposal that the proposal is subject to this earn-out provision.  The gross contracted revenue for contracts with unfunded ceilings or of indeterminate contractual value shall be mutually agreed upon submission of the proposal.

Example: Willdan and Integral Analytics collaborate to win new $50M/yr. 3 yr. Energy Efficiency contract.  Earn-Out = 2% times $50M times 3 yr. contract = $3M.

(ii)                                  Software Licensing: Sellers shall be paid 20% of the gross revenue specified in each executed and/or effective software licensing agreement (“Software Licensing”), entered into by Willdan or one of its Affiliates that contains pricing either equal to or greater than Standard Pricing, of Software offered for licensing by Integral Analytics during the Earn-Out Period.  Earn-Out Payments for such Software Licensing (“Software Licensing Earn-Out Payments” and, together with the New Work Sold Earn-Out Payments, the “Earn-Out Payments”) shall be made in quarterly installments for each of Year 1, Year 2 and Year 3.  For purposes of calculating the Software Licensing Earn-Out Payments for a given calendar quarter, credit shall be given for the gross contracted revenue in the quarter the software license is executed and/or effective, regardless of when the receipt of payment thereunder is expected to occur for such Software Licensing.  The term “Standard Pricing” as used in this Agreement means that written target list price agreed to by Willdan management and Sellers’ Representative at the beginning of each of Year 1, Year 2 and Year 3, as applicable, or upon introduction of a new Software Product for each of the Software Products to be offered for licensing by Integral Analytics.  The target price list will be written and signed by Willdan and Integral Analytics management.

Example: Integral Analytics books a 5 yr. software licensing agreement, $1M/yr. Earn-Out = 20% times $5M = $1M.

(b)                                 As promptly as practicable after the end of each calendar quarter of the Earn-Out Period, plus the calendar quarter next ending after the end of Year 3 if Year 3 does not end on a calendar quarter end (but, for the avoidance of doubt, no Earn-Out Payments may be earned after the end of Year 3), but no later than twenty (20) days after the end of each such calendar quarter, Buyer shall deliver to Sellers’ Representative a statement setting forth Buyer’s good faith calculation of the Earn-Out Payments due to Sellers under Sections 2.3(a)(i) and 2.3(a)(ii).  Sellers’ Representative shall have 10 days to agree to those calculations, or to provide any arguments or corrections to the calculations.  Buyer and Sellers’ Representative shall then have an additional 10 days to reach an agreement.  In the event the parties fail to reach an agreement within such time period, such dispute shall be submitted to an independent CPA firm not associated with Buyer or Seller (the “Accounting Referee”), whose determination shall be deemed as final.  The cost of such review shall be borne equally by Sellers, on the one hand and Buyer, on the other hand.  If the Maximum Payout under this Section 2.3 is achieved prior to three years, no further statements shall thereafter be delivered to Sellers’ Representative.  For the purposes of this Section 2.3 each year shall end on the anniversary of the Closing.

(c)                                  Each Earn-Out Payment that is earned by Sellers in accordance with this Section 2.3 shall be paid by Buyer to Sellers’ Representative for the benefit of Sellers within the later of: (i) forty-five (45) days following the end of the applicable calendar quarter, or (ii) five (5) days following agreement on the amount of the quarterly Earn-Out Payment, including if determined by the Accounting Referee.  At such time, the Earn-Out Payments shall be paid in cash by wire transfer of immediately available funds to the Sellers’ Representative Account.

(d)                                 Acceleration Payments upon Change of Control.  Without the prior written consent of Sellers’ Representative, promptly upon the consummation of (A) the sale, lease, exchange or other transfer of substantially all of the assets of Buyer (in one transaction or in a series of related transactions) to a person or entity that is not controlled, directly or indirectly, by Buyer or Willdan, (B) a direct or indirect (whether by the sale of stock or merger of a related Person, or otherwise) sale, exchange, or other transfer of more than 50% of the capital stock of Buyer to Person or entity that is not controlled by Willdan, or (C) a merger or consolidation to which Buyer is a party if Willdan (the sole stockholder of Buyer) does not have “beneficial ownership” (as defined in Rule 13d-3 under the Securities Act) immediately following the effective date of such merger or consolidation of more than 50% of the combined voting power of the surviving corporation’s outstanding securities ordinarily having the right to vote at elections of directors, (each of (A), (B) and (C) being a “change of control” for purposes of this Section 2.3(d)), in each case during the Earn-Out Period, then Buyer shall pay to Sellers the full amount of any then-unpaid portion of the Maximum Payout (such payment referred to herein as the “Acceleration Payment”).  For the avoidance of doubt, an Acceleration Payment shall not be triggered upon the consummation of any transactions or series of related transactions pursuant to which there is a “change in control” of Willdan or a sale or other transfer by Willdan of substantially all of its assets.  For the avoidance of doubt, the internal reorganization of Willdan and/or its subsidiaries shall not be considered a change of control under this Section 2.3(d) nor cause an Acceleration Payment.

(e)                                  Notwithstanding anything to the contrary in this Agreement, Buyer shall not be obligated to pay all or any portion of the Earn-Out Payments (if any) or the Acceleration Payment (if any) on the date such payment is otherwise due hereunder if and to the extent that the payment of such amount would result in a Senior Event of Default or a Senior Event of Default exists at the time of such contemplated payment.  Buyer shall pay any amounts it is obligated to pay under this Section 2.3 as soon as the restrictions set forth in the preceding sentence no longer exist. Sellers acknowledge and agree that any failure by Buyer to pay all or any portion of the Earn-Out Payments (if any) or the Acceleration Payment (if any) on the date otherwise due hereunder by virtue of this Section 2.3(e) shall not constitute a default under or a breach of this Agreement for any reason.

(f)                                   The right of Sellers to receive the Earn-Out Payments (if any) or the Acceleration Payment (if any) (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Sellers only the rights of a general unsecured creditor under applicable state law); (ii) will not be represented by any form of certificate or instrument; (iii) does not give any Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Buyer’s or Willdan’s capital stock or other equity interests; (iv) are not redeemable; and (v) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”), except by (A) operation of law, (B) pursuant to the laws of descent and distribution, or (C) to a transferee or assignee who agrees in writing to abide by and be bound by the terms of Section 2.3(e) and (f) hereof (and any Transfer in violation of this Section 2.3(f) shall be null and void).  The Senior Creditor shall be an express third-party beneficiary with respect to Sections 2.3(e) and (f).  Notwithstanding the foregoing, no amendments or waivers with respect to the provisions of this Section 2.3 (and the related definitions to the extent an amendment or waiver would serve to modify the substance of such provisions) shall be permitted in a manner adverse to the Senior Creditor without the prior written consent of the Senior Creditor.

2.4                               TNAV Adjustment.

(a)                                 Sellers shall deliver to Buyer a statement setting forth Sellers’ good faith estimate of the TNAV of Integral Analytics as of 12:01 a.m. on the Closing Date (the “Estimated TNAV”), which statement shall be prepared in accordance with GAAP applied on a consistent basis with Integral Analytics’ pre-Closing methodologies used in preparation of monthly unaudited balance sheets and consistent with the illustrative calculation provided on Schedule 2.4(a) hereto, together with reasonably detailed supporting documentation for such calculation.

(b)                                 As promptly as practicable after the Closing (but no later than one hundred eighty (180) days after the Closing Date), Buyer shall deliver to Sellers a statement setting forth Buyer’s good faith calculation of the TNAV of Integral Analytics as of the Closing Date (the “Closing TNAV”).  Such calculation shall be based upon an unaudited balance sheet prepared in accordance with GAAP (except for the exceptions to GAAP as set forth on Schedule 2.4(b)), applied on a consistent basis with Integral Analytics’ pre-Closing methodologies in the preparation of monthly unaudited balance sheets.  If Sellers disagree with Buyer’s calculation of the Closing TNAV delivered pursuant to this Section 2.4(b), Sellers may, within twenty (20) days after receipt of the statement containing the Closing TNAV, deliver a notice to Buyer disagreeing with such calculation and setting forth Sellers’ calculation of such amount.  Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which Sellers disagree.  If a notice of disagreement shall be duly delivered pursuant to this Section 2.4(b), Sellers and Buyer shall, during the twenty (20) days after such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing TNAV, which amount shall not be more than the amount thereof shown in Sellers’ calculation delivered pursuant to this Section 2.4(b) nor less than the amount thereof shown in Buyer’s calculation delivered pursuant to this Section 2.4(b).  If during such period, Sellers and Buyer are unable to reach such agreement, they shall promptly thereafter cause an Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing TNAV (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator).  The Accounting Referee shall deliver to Sellers and Buyer as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation.  Such report shall be final and binding upon Sellers and Buyer.  The cost of such review shall be borne equally by Sellers, on the one hand and Buyer, on the other hand.  Buyer and Sellers shall, and shall cause their respective representatives to, and Buyer shall cause Integral Analytics and its respective representatives (including outside auditors) to, cooperate and assist in the determination of the Closing TNAV and in the conduct of the review set forth in this Section 2.4, including making available, to the extent necessary, books, records, work papers and personnel.

(c)                                  If the TNAV as conclusively determined as provided in Section 2.4(b) (the “Final TNAV”) is:

(1)                                 Greater than the Target TNAV, Buyer shall pay to Sellers, in the manner provided in Section 2.4(d), the amount equal to the difference between the Final TNAV and the Target TNAV; or

(2)                                 Less than the Target TNAV, Sellers shall pay to Buyer, in the manner provided in Section 2.4(d), the amount equal to the difference between the Target TNAV and the Final TNAV; or

(d)                                 Any payment pursuant to Section 2.4(c) shall be made in cash by wire transfer at a mutually convenient time and place within five (5) Business Days after Final TNAV has been conclusively determined pursuant to Section 2.4(b).

(e)                                  The Aggregate Purchase Price shall be allocated between goodwill, intangible assets and other assets according to GAAP.  The parties shall report this Transaction on any Tax Returns in a consistent manner.

2.5                               The Closing.  The parties shall endeavor to execute all documents no later than the close of business on July 28, 2017, to become effective on July 28, 2017.  Subject to the terms and conditions of this Agreement, the closing of the closing of the sale and purchase of the Capital Stock (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) “virtually” at the offices of Lavoie & Jarman, 2401 E. Katella Ave., Suite 310, Anaheim, California 92806, by means of the electronic exchange of signature pages by fax or email with originals to follow promptly thereafter.  The consummation of the Transactions shall be deemed to occur at 12:01 a.m. on the Closing Date.

2.6                               Closing Deliveries by Sellers.  At the Closing, against delivery of the Closing Purchase Price Distribution, Sellers shall deliver or cause to be delivered to Buyer:

(a)                                 All stock certificates evidencing all of the outstanding Capital Stock of Integral Analytics duly endorsed, with an executed spousal consent, if applicable, in form reasonably satisfactory to Buyer; and

(b)                                 The resignations of all officers and directors of Company; and

(c)                                  The Orders and Approvals of all Governmental Entities and other Persons which are necessary for the consummation of the Transactions, if any; and

(d)                                 Executed acceptances of offers of employment by Integral Analytics substantially in the form of Exhibit A attached hereto by all Continuing Employees. All such offers of employment shall be conditioned upon and effective upon Closing; and

(e)                                  Executed Confidentiality and Work for Hire Agreements substantially in the form of Exhibit B attached hereto by all Continuing Employees.  All such agreements shall be conditioned upon and effective upon Closing; and

(f)                                   A completed and executed Investor Questionnaire from all Sellers substantially in the form of Exhibit C hereto; and

(g)                                  The audited Financial Statements of the Business, the audited consolidated balance sheet of the Business for: the fiscal year ended December 31, 2016, the CPA reviewed Financial Statements for the three months ending on March 31, 2017, (the “Closing Financial Statements”), and the written consent of the independent accountants that provided the audit opinion(s) to the Financial Statements and the Closing Financial Statements allowing WGI and its independent auditors to utilize the Financial Statements and the Closing Financial Statements in the preparation and filing of WGI’s SEC Reports; and

(h)                                 All releases or UCC-3 termination statements securing any loans of Integral Analytics, if any; and

(i)                                     An affidavit of non-foreign status certified by Seller that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2) in a form reasonably acceptable to Buyer; and

(j)                                    payoff letters (in each case, in form and substance reasonably satisfactory to Buyer) (the “Payoff Letters”) executed by the lenders of each of the promissory notes of Integral Analytics outstanding immediately prior to the Closing (the “Company Debt,” each of which such promissory notes are identified on Schedule 2.6(j) hereof), which set forth (a) the amount required to repay in full all amounts under such Company Debt owed to such lender on the Closing Date (the “Payoff Amount”), (b) the wire transfer instructions for the repayment of such Closing Debt to such lender, and (c) an agreement that such Company Debt will be canceled and of no further effect effective upon such respective lender’s receipt of the applicable Payoff Amount.

2.7                               Closing Deliveries by Buyer.  At the Closing, against delivery of such certificates or other documents evidencing all of the outstanding Capital Stock of Integral Analytics, Buyer shall deliver:

(a)                                 To Sellers’ Representative, for the benefit of each Seller, an amount of cash equal to (A) the Cash Closing Purchase Price; minus (i) the Payoff Amount; minus (ii) the Accrued Distribution Liability; minus (iii) the Change of Control Payments; minus (iv) Sellers’ Transaction Expenses; and minus (v) the Sellers’ Holdback Amount (as so adjusted, the “Net Cash Closing Purchase Price”) and (B) the Sellers’ Holdback Amount, by wire transfer in immediately available funds to the Sellers’ Representative Account; and

(b)                                 To Sellers’ Representative, for the benefit of the recipients thereof, an amount of cash equal to the Accrued Distribution Liability; by wire transfer in immediately available funds to the Sellers’ Representative Account and

(c)                                  To Integral Analytics, for the benefit, as applicable, of Granite Management Services, Inc., an amount in cash equal to the Change of Control Payments, by wire transfer in immediately available funds to an account designated by Integral Analytics prior to the Closing, and Integral Analytics shall pay to such employees beneficiary thereof his or her amount receivable in accordance therewith, in the Company’s normal payroll process by issuance of a check (or direct deposit), and subject to withholding by the Company, if applicable, to each such employee; and

(d)                                 To each Seller, the number of each such Seller’s Pro Rata Portion of the Purchase Price Shares in book-entry record, together with evidence reasonably satisfactory to Sellers’ Representative of book-entry credits in the name of each such Seller, evidencing the issuance to each Seller of each such Seller’s Pro Rata Share of Purchase Price Shares at Closing; and

(e)                                  To the lenders specified, and as directed, in the applicable pay-off letters, an amount in cash equal to the aggregate Payoff Amount, by wire transfer in immediately available funds to the bank account designated by each such lender; and

(f)                                   To each recipient thereof, such recipient’s portion of Sellers’ Transaction Expenses by wire transfer in immediately available funds to the bank account designated by such recipient.

2.8                               Withholding.  Buyer (and any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.9                               Tax Consequences.

(a)                                 Sellers have reviewed with their own tax advisors the Tax consequences of the Transactional Agreements and are relying solely on such advisors and not on any statements or representations of Buyer or any of its agents.  Sellers understand and hereby acknowledge that the transactions contemplated by this Agreement will be fully taxable transactions to them.  Sellers understand and hereby acknowledge that Sellers (and not Buyer) shall be responsible for Sellers’ own Tax liability that will arise as a result the transactions contemplated by this Agreement.

(b)                                 Buyer and Sellers each agree that the sale and purchase of the Capital Stock pursuant to the terms of this Agreement represents a contingent payment sale with a stated maximum selling price as contemplated by Treasury Regulations Sections 15A.453-1(c)(1) and (2).  As a result, any Earn-Out Payment to Sellers subsequent to December 31, 2017 will constitute an installment sale for purposes of Code Section 453.  In calculating the portion of such Earn-Out Payment that constitutes interest, Buyer and Sellers shall impute interest by applying the mid-term applicable federal rate, as determined by Code Section 1274(d).

(c)                                  Buyer and Sellers each agree that for federal and state income Tax purposes the value of one share of Willdan Shares received by Sellers pursuant to Section 2.2(a)(ii) shall be equal to the average of the reported high bid and low asked prices of the Willdan Shares on the NASDAQ Stock Exchange on the Closing Date, as reported in The Wall Street Journal.

(d)                                 Buyer and Sellers each agree that they will (i) report, act, and file all Tax Returns and any other filings, declarations or reports with the IRS and/or other taxing authorities consistent with this Section 2.9 unless otherwise required pursuant to a final determination (within the meaning of Code Section 1313(a)) or corresponding provision of state, local or non-U.S. Tax Law; and (ii) promptly advise each other regarding the existence of any Tax audit, controversy or dispute related to this Section 2.9.

2.10                        Sellers’ Representative.

(a)                                 Appointment.  Each Seller does hereby irrevocably appoint Thomas Osterhus as its true and lawful attorney-in-fact and agent (“Sellers’ Representative”), with full power of substitution or resubstitution, to act solely and exclusivity on behalf of such Seller with respect to any matters relating to this Agreement including, but not limited to, the determination of the Closing and administering claims for indemnification pursuant to Article X.  In the event of the failure or refusal of Thomas Osterhus to act as the Sellers’ Representative, in the absence of a successor appointment, Kevin Kushman shall be the Sellers’ Representative.  All decisions, actions, consents and instructions by the Sellers’ Representative with respect to this Agreement shall be binding upon all of Sellers, and no such Seller shall have the right to object to, dissent from, protest or otherwise contest the same.  Buyer shall be entitled to rely on any decision, action, consent or instruction of the Sellers’ Representative as being the decision, action, consent or instruction of Sellers, and Buyer are hereby relieved from any Liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.  By way of example and not limitation, as the Sellers’ Representative, the Sellers’ Representative shall be authorized and empowered, as agent of and on behalf of all Sellers to give and receive notices and communications as provided herein, to object to any claims of an Indemnified Person, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims or Losses, to determine and finally resolve any disputes with respect to the Closing TNAV calculation, to waive after the Closing, as applicable, any breach or default of Buyer of any obligation to be performed by it under this Agreement, to receive service of process on behalf of each Seller in connection with any claims against such Seller arising under or in connection with this Agreement, any document or instrument provided for hereby or any of the transactions contemplated hereby or under any other Transactional Agreements, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Notices or communications to or from the Sellers’ Representative shall constitute notice to or from Sellers.

(b)                                 Resignation; Removal.  The Sellers’ Representative may resign at any time, and in the event of the death, incapacity or resignation of the Sellers’ Representative, a new Sellers’ Representative shall be appointed by Sellers upon the approval of Sellers that formerly held a majority of the Common Stock and upon ten days prior written notice to Buyer.  The Sellers’ Representative may charge a reasonable fee for his or her services; provided, that all fees and expenses incurred by the Sellers’ Representative in performing his or her duties hereunder (including legal fees and expenses related thereto) and any indemnification in favor of the Sellers’ Representative shall be borne by Sellers pro rata in accordance with each such Sellers’ Pro Rata Share.

(c)                                  Authority.  The grant of authority provided for in this Section 2.10 is coupled with an interest and is being granted, in part, as an inducement to WGI and Buyer to enter into this Agreement, and shall be irrevocable and survive the dissolution, liquidation or bankruptcy of Integral Analytics or the death, incompetency, liquidation or bankruptcy of any Shareholder, shall be binding on any successor thereto and (ii) shall survive the assignment by any Shareholder of the whole or any portion of his, her or its interest in the Earn-Out Payments or any other amounts payable to such Seller in connection with this Agreement.

(d)                                 Holdback.  The Sellers’ Representative shall cause to be established a dedicated bank account to hold the Sellers’ Holdback Amount (the “Sellers’ Representative Account”).  Other than funds received by Sellers’ Representative for the benefit of and distributed to Sellers, the funds held in such Sellers’ Representative Account shall be held and used to satisfy obligations, if any, of the Sellers pursuant only to Section 2.10(g) and, as applicable, Section 2.4(d).  Each Seller acknowledges and agrees that the aggregate amount payable to each Seller at Closing shall be reduced by such Seller’s Pro Rata Share of the Sellers’ Holdback Amount and that the Sellers’ Representative shall not have the authority to distribute any portion thereof except in accordance with Section 2.10(g) or Section 2.4(d).

(e)                                  Indemnification; Exculpation.  In connection with this Agreement and any instrument, agreement or document relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon him hereunder (i) Sellers’ Representative shall incur no responsibility whatsoever to any of the Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Sellers’ Representative pursuant to such advice shall in no event subject Sellers’ Representative to liability to any of the Sellers.  Each Seller shall indemnify, on a pro rata basis, Sellers’ Representative against all costs and expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened (or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge or Action or in connection with any appeal thereof, relating to the acts or omissions of Sellers’ Representative hereunder or otherwise. The foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of Sellers’ Representative hereunder for his gross negligence or willful misconduct.  In the event of any indemnification hereunder, upon written notice from Sellers’ Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to or as otherwise directed in writing by Sellers’ Representative full payment of his or its ratable share of the amount of such deficiency.

(f)                                   Survival.  All of the indemnities, immunities and powers granted to Sellers’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement.  Each Seller hereby agrees and acknowledges that the Buyer shall have the right to rely upon all actions taken or omitted to be taken by Sellers’ Representative pursuant to this Agreement without any requirement or duty to confirm with or have validated by any Seller such actions or omissions, all of which actions or omissions shall be legally binding upon each of the Sellers.

(g)                                  Expenses.  Any and all costs and expenses reasonably incurred by the Sellers’ Representative in connection with the performance of his duties as Sellers’ Representative under this Agreement (including any fees and expenses of legal counsel retained by the Sellers’ Representative) will not be the personal obligations of the Sellers’ Representative but will be payable, and will be promptly paid or reimbursed, by Sellers pro rata in accordance with their respective Pro Rata Shares; provided, however, each Seller hereby agrees and acknowledges that the Sellers’ Representative is and shall be authorized to be reimbursed from funds held in the Sellers’ Representative Account to reimburse it for up to the Sellers’ Holdback Amount (plus accrued interest, if any) of such costs and expenses; provided further, however, that the Sellers’ Representative shall distribute to each Seller such Seller’s Pro Rata Share of any portion of the Sellers’ Holdback Amount (plus accrued interest, if any) remaining in the Sellers’ Representative Account no later than the first anniversary or this Agreement.

2.11                        [Reserved]

2.12                        Employee Bonus Pool After Closing.

After Closing, a bonus pool (the “IA Bonus Pool”) for the benefit of Integral Analytics Employees shall be established and will remain in effect for at least seven years following the Closing.  The IA Bonus Pool shall be funded as follows:

(a)                                 *****

(b)                                 *****

*****             CONFIDENTIAL TREATMENT: WILLDAN GROUP, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. WILLDAN GROUP, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

Example: *****

(c)                                  *****

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, on his own behalf and not in respect to the other Seller, represents, warrants and agrees as follows:

3.1                               Capacity of Sellers.  Such Seller is an individual and has all necessary individual capacity, right, power and authority to own that portion of the Capital Stock listed by such Seller’s signature on such Seller’s Investor Questionnaire delivered in accordance with Section 2.6(f) hereof, and to execute and deliver this Agreement and perform his or her obligations hereunder.

3.2                               Stock Ownership of Sellers.  Such Seller has good and marketable title to, and sole record and beneficial ownership of, the Capital Stock as listed next to such Seller’s signature on such Seller’s Investor Questionnaire, which are to be transferred to Buyer by such Seller pursuant hereto.  Such Seller does not own, directly or indirectly, any Capital Stock other than the shares of Capital Stock listed next to such Seller’s signature on such Seller’s Investor Questionnaire, or any appreciation, profit participation or similar rights in Integral Analytics.  Such Capital Stock is owned free and clear of any and all Encumbrances.  Upon consummation of the transactions contemplated by this Agreement and registration of the Capital Stock held by such Seller in the name of Buyer in the records of Integral Analytics, Buyer will own all the issued and outstanding Capital Stock of such Seller free and clear of all Encumbrances, and such Capital Stock will be fully paid and nonassessable.  No legend or other reference to any purported Encumbrance appears upon any certificate representing such Capital Stock.  There are no voting trusts, agreements, proxies or other Contracts in effect with respect to the voting or transfer of any of the Capital Stock of such Seller.

*****             CONFIDENTIAL TREATMENT: WILLDAN GROUP, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. WILLDAN GROUP, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.3                               Authorization; Enforceability.  The execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the Transactions have been duly authorized by all requisite action on the part of such Seller.  This Agreement has been duly executed and delivered by such Seller, and assuming due authorization, execution and delivery by Buyer and Integral Analytics, this Agreement constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

3.4                               No Conflict; No Consents.

(a)                                 The execution, delivery and performance of this Agreement by such Seller does not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of Integral Analytics, (ii) conflict with or violate any Law applicable to such Seller, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of or result in the creation of any Encumbrance on any of the Capital Stock of such Seller pursuant to any Contract to which such Seller is a party or by which any of the Capital Stock of such Seller or any of such assets or properties is bound or affected.

(b)                                 The execution, delivery and performance of this Agreement by such Seller does not and will not require any Approval of or Order by any Governmental Entity.

3.5                               Litigation.  There is no Action pending or, to such Seller’s Knowledge, threatened against such Seller or such Seller’s Capital Stock which, if adversely determined, could have an adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement or a Material Adverse Effect on Integral Analytics except as disclosed in Schedule 3.5.

3.6                               [Reserved]

3.7                               Restricted Securities.  Such Seller understands that the Purchase Price Shares issued to the Seller pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities Law and must be held indefinitely unless subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is available.

3.8                               No Distribution of Securities.  The Purchase Price Shares to be issued to such Seller pursuant to this Agreement will be acquired by such Seller for investment for such Seller’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and each Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.  Such Seller further represents that he or she does not have any contract, undertaking, agreement or arrangement with any Person or entity to sell, transfer or grant participation to such Person or entity or to any third Person or entity with respect to any of the Purchase Price Shares issued to such Seller pursuant to this Agreement.

3.9                               Access to Data; No General Solicitation; Risk of Loss; Dilution.  Such Seller or such Seller’s purchaser representative, as applicable (i) has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of such Seller’s prospective investment in his or her Pro Rata Share of the Purchase Price Shares; (ii) has been given access to the SEC Reports and information about WGI and its financial condition, results of operations, business, properties, management and prospects sufficient to enable such Seller or such Seller’s purchaser representative to evaluate such Seller’s investment in his or her Pro Rata Share of the Purchase Price Shares; (iii) has had an opportunity to ask questions of and receive answers from, and has received all of the information such Seller or such Seller’s purchaser representative has requested from, Buyer, and such Seller or such Seller’s purchaser representative has reviewed the SEC Reports, and all other information such Seller or such Seller’s purchaser representative considered to be necessary or appropriate for deciding whether to accept the portion of the Purchase Price Shares issued to such Seller pursuant to this Agreement. In addition, such Seller (A) has the ability to bear the economic risks of such Seller’s prospective investment in the portion of the Purchase Price Shares issued to such Seller pursuant to this Agreement; (B) such Seller is not purchasing his or her Pro Rata Share of the Purchase Price Shares issued pursuant to this Agreement as a result of any general solicitation or general advertisement; and (C) such Seller is aware that WGI may issue additional securities in the future which could result in the dilution of such Seller’s ownership interest in WGI.

3.10                        Rule 144.  Such Seller is aware of the provisions of Rule 144 promulgated under the Securities Act, which subject resale of shares to the satisfaction of certain conditions.  Such Seller acknowledges and understands that WGI may not be satisfying the current applicable public information requirements at the time such Seller wishes to sell his or her Pro Rata Share of the Purchase Price Shares issued pursuant to this Agreement, and that therefore, each such Seller may be precluded from selling such securities.  Such Seller acknowledges that, in the event the applicable requirements of Rule 144, as applicable, are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of his or her Pro Rata Share of the Purchase Price Shares issued pursuant to this Agreement.  Such Seller acknowledges that WGI has no intention to register any of the Purchase Price Shares issued pursuant to this Agreement and instead is relying on an exemption from registration under the Securities Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO INTEGRAL ANALYTICS

Integral Analytics represents and warrants to WGI and Buyer as of the Closing Date, subject to such exceptions as are specifically disclosed with respect to this Article IV in the disclosure schedules and schedule of exceptions delivered to WGI and Buyer on the date hereof (the “Company Disclosure Schedules”), and which are numbered with corresponding numbered and lettered sections and subsections, as follows:

4.1                               Organization and Qualification of Integral Analytics.

(a)                                 Integral Analytics is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Ohio and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its portion of the Business.  Integral Analytics is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business makes such qualification necessary.  Schedule 4.1(a) correctly lists Integral Analytics’ jurisdiction of incorporation, each jurisdiction in which it is qualified to do business as a foreign corporation, and its directors and executive officers.  Attached to Schedule 4.1(a) are complete and accurate copies of Integral Analytics’ Charter Documents.  Integral Analytics is not a registered or reporting company under the Exchange Act.  Integral Analytics is a Subchapter “S” corporation under IRC Section 1361.

(b)                                 There are no corporations, partnerships, joint ventures, limited liability companies, associations or other entities in which Integral Analytics owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(c)                                  Integral Analytics does not own, or have any interest in any shares or have an ownership interest in any other Person.

4.2                               Capitalization.

(a)                                 The authorized Capital Stock of Integral Analytics consists of 9,000 shares of common stock, no par value.  As of the date hereof, 4,762 shares of Capital Stock are issued and outstanding and each record owner of Capital Stock and the Company has delivered to Buyer a complete and accurate capitalization of the Company identifying the number of shares of Capital Stock held by each record owner.  All of such issued and outstanding shares of Capital Stock have been duly authorized and validly issued, fully paid and non-assessable.  None of the issued and outstanding shares of Capital Stock is subject to preemptive rights or was issued in violation of any preemptive rights.  All of the issued and outstanding shares of Capital Stock have been issued and granted in all material respects in compliance with applicable securities Laws and other requirements of Law.

(b)                                 There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any Capital Stock or any unissued or any other Capital Stock of Integral Analytics.

(c)                                  There are no outstanding contractual obligations or plans of Integral Analytics to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock or others ownership interests of Integral Analytics.

(d)                                 Integral Analytics does not have any Contract, agreement or understanding to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

(e)                                  There are no outstanding appreciation, profit participation or similar rights with respect to Integral Analytics, except as disclosed on the balance sheet of Integral Analytics at the time of Closing.

4.3                               Authorization; Enforceability.  The execution, delivery and performance of this Agreement and the other Transactional Agreements by Integral Analytics and the consummation by Integral Analytics of the transactions contemplated hereby and thereby have been duly authorized by its board of directors and its shareholders, and no other corporate proceeding on the part of Integral Analytics is necessary to approve this Agreement, the other Transactional Agreements or the Transactions.  This Agreement has been duly executed and delivered by Integral Analytics, and assuming due authorization, execution and delivery by Buyer and each of Sellers, this Agreement constitutes a valid and binding obligation of Integral Analytics enforceable against Integral Analytics in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

4.4                               No Conflict; Governmental Consents.  To Company’s Knowledge, the execution, delivery and performance of this Agreement by Integral Analytics do not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of Integral Analytics, (ii) conflict with or violate any Law applicable to Integral Analytics, or (iii) except as set forth on Schedule 4.4, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Assets of Integral Analytics pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which Integral Analytics is a party or by which any of such Assets is bound or affected, other than in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, cancellations or Encumbrances that could not have a Material Adverse Effect on Integral Analytics taken as a whole.

4.5                               Financial Statements; Undisclosed Liabilities.

(a)                                 Financial Statements.  Integral Analytics has delivered or made available to Buyer the Financial Statements.  All 2016 and first quarter 2017 Financial Statements of Integral Analytics have been prepared in conformity with GAAP, with the exception that no Work in Progress asset or associated tax liability is reflected, applied on a basis consistent with past practice.  The 2016 and first quarter 2017 statements of operations and cash flow contained in the Financial Statements fairly present the results of operations and cash flows of Integral Analytics for the respective periods covered, and the balance sheets fairly present the financial condition of Integral Analytics as of their respective dates.  Since the Balance Sheet Date, there has been no change in any of the significant accounting policies, practices or procedures of Integral Analytics.

(b)                                 No Undisclosed Liabilities.  (i) Integral Analytics has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) (“Liabilities”) required by GAAP applied on a basis consistent with past practice to be reflected or reserved against in the most recent balance sheet in the Financial Statements which were not provided for, (ii) Integral Analytics has no material Liabilities of any nature (matured or unmatured, fixed or contingent) which were not required by GAAP to be provided for in the most recent balance sheet in the Financial Statements and (iii) all reserves established by Integral Analytics and set forth in the most recent balance sheet in the Financial Statements were prepared consistent with past practice.

4.6                               Absence of Certain Changes or Events.  Except as set forth on Schedule 4.6, since the Balance Sheet Date, Integral Analytics has operated only in the Ordinary Course of Business, and there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Integral Analytics.  Without limiting the foregoing, except as set forth on Schedule 4.6, since the Balance Sheet Date Integral Analytics has not:

(a)                                 Changed its authorized or issued Capital Stock;

(b)                                 Transferred or licensed to any Person or otherwise extended, amended or modified any rights to the Intellectual Property of Integral Analytics other than in the Ordinary Course of Business, or entered into grants to transfer or license to any Person future patent rights other than in the Ordinary Course of Business; provided that Integral Analytics did not, in any event, license on an exclusive basis or sell any of its Intellectual Property;

(c)                                  Declared, set aside or paid any dividends on or make any other distributions (whether in cash, Capital Stock or property) in respect of any Capital Stock or split, combined or reclassified any Capital Stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any Capital Stock;

(d)                                 Purchased, redeemed or otherwise acquired, directly or indirectly, any shares of Capital Stock of Integral Analytics;

(e)                                  Issued, delivered, sold, authorized, pledged or otherwise encumbered or proposed any of the foregoing with respect to, any shares of Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of Capital Stock, or entered into other agreements or commitments of any character obligating it to issue any such Capital Stock;

(f)                                   Caused, permitted or proposed any amendments to Integral Analytics’ Charter Documents;

(g)                                  Suffered any material damage, destruction or loss, whether covered by insurance or not, adversely affecting the Assets;

(h)                                 Entered into any employment or severance agreement or understanding calling for payments in the aggregate for all such agreements in excess of $50,000 annually;

(i)                                     Other than this Agreement, entered into any commitment or transaction with an aggregate value of at least $50,000 to Integral Analytics (including, but not limited to, any borrowing, sale, lease or other disposition of a material asset or material amount of assets or capital expenditure in a material amount);

(j)                                    Incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person, issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities of Integral Analytics, entered into any “keep well” or other agreement to maintain any financial statement condition or entered into any arrangement having the economic effect of any of the foregoing;

(k)                                 Adopted a new Benefit Plan or Foreign Benefit Plan, materially amended an existing Benefit Plan or Foreign Benefit Plan other than as required by applicable Law, entered into any collective bargaining agreement, or taken any action to accelerate, amend or change the period of vesting or exercisability of options or other equity awards other than as required by applicable Law, or re-priced options granted under any Benefit Plan or Foreign Benefit Plan or authorized cash payments in exchange for any options granted under any such Benefit Plan or Foreign Benefit Plan;

(l)                                     Entered into any transaction with any director, officer, employee, shareholder or Affiliate of Integral Analytics that is either not in the Ordinary Course of Business or on terms less favorable to Integral Analytics than those that would have been obtained in a comparable transaction by Integral Analytics with an unrelated Person;

(m)                             Revalued any of its assets or, except as required by GAAP, made any change in accounting methods, principles or practices;

(n)                                 Hired, promoted, demoted or terminated or made any other material changes to the employment status or title of, any employee of Integral Analytics;

(o)                                 Made any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Integral Analytics or settle or compromise any material Income Tax liability;

(p)                                 Taken any other action that is (i) reasonably likely to (A) have a Material Adverse Effect on Integral Analytics; (B) breach Integral Analytics’ obligations hereunder or (C) prevent the fulfillment of the conditions to closing in Article VIII hereof; or (ii) otherwise not in the Ordinary Course of Business;

(q)                                 Received any information indicating that any customer licenses or contracts have been cancelled or likely to be cancelled or that other customer related events might result in a future loss of a contract; and

(r)                                    Agreed in writing or otherwise to take any of the actions described in Section 4.6(a) through (q) above.

4.7                               Taxes.  Except as set forth on Schedule 4.7 (with paragraph references corresponding to those set forth below):

(a)                                 (i) All Tax Returns and all other material Tax Returns required to be filed with respect to Integral Analytics have been duly and timely filed (taking into account any valid extensions of time); (ii) such Tax Returns are complete and correct in all respects; and (iii) all Taxes of Integral Analytics (whether or not shown on such Tax Returns) due and owing have been paid in full.  Integral Analytics is not currently the beneficiary of any extension of time within which to file any Tax Return;

(b)                                 No deficiencies, disputes or claims concerning any Taxes for which Integral Analytics is or may be liable have been either (A) claimed or raised by any authority or, (B)  to the Company’s Knowledge, proposed (and are currently pending).  Integral Analytics has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Integral Analytics has not filed Tax Returns) any notice indicating an intent to open an audit or other review or any request for information related to Tax matters;

(c)                                  No waivers of the time to assess any Taxes for which Integral Analytics is or may be liable have been given or requested;

(d)                                 No claim has been made within the period of the applicable statute of limitations for such claim by a Taxing authority in a jurisdiction where Integral Analytics has never paid Taxes or filed Tax Returns asserting that Integral Analytics is or may be subject to Taxes assessed by such jurisdiction;

(e)                                  Integral Analytics is not a party to any pending action or proceeding before any court or any other governmental or regulatory authority for the assessment or collection of any Taxes;

(f)                                   There are no liens or encumbrances with respect to Taxes (except for liens with respect to property Taxes not yet due and payable) upon any of the properties or assets of Integral Analytics ;

(g)                                  Integral Analytics has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

(h)                                 Integral Analytics is not a party to nor does it have any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement or will not be bound by any such agreement or similar arrangement or have any liability thereunder for any amounts due in respect to periods prior to the Closing Date;

(i)                                     The Company has not received a ruling from any taxing authority or signed an agreement with respect thereto or signed any closing agreement with respect to any Tax year;

(j)                                    Integral Analytics has no liability for the Taxes of any Person (other than Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Integral Analytics.  Integral Analytics is not or ever has been a member of a group of corporations with which it has filed (or been required to file) group, consolidated, combined or unitary Tax Returns (other than any group the common parent of which was Integral Analytics);

(k)                                 Integral Analytics has not been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.  Integral Analytics has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(l)                                     Integral Analytics has not been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the three (3)-year period ending as of the date of this Agreement; or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement; and

(m)                             Integral Analytics will not be required to include any amount as income for any taxable period or portion thereof beginning after the Closing Date, as a result of (i) a change in accounting method for any taxable period ending on or before the Closing Date, or (ii) any agreement with any Tax authority with respect to any such taxable period.

4.8                               Material Contracts.  Schedule 4.8 sets forth a list of all of the following Contracts to which Integral Analytics is a party or by which it is bound (collectively, the “Material Contracts”):

(a)                                 Any Contract for the furnishing of services to or by Integral Analytics or otherwise related to the Business under the terms of which Integral Analytics: (A) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 2017, or (B) is likely to pay or otherwise give consideration of more than $250,000 in the aggregate over the remaining term of such Contract;

(b)                                 Any agreement or plan, including any ownership option plan, appreciation right plan or ownership purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(c)                                  Any agreement of indemnification, warranty or any guaranty other than any agreement of indemnification entered into in connection with (i) a lease or (ii) the sale or license of Software or hardware products in the Ordinary Course of Business;

(d)                                 Any Contract for the employment, severance or retention of any director, officer, employee, agent, shareholder, consultant or advisor of Integral Analytics or any other Contract with any director, officer, employee, agent, shareholder, consultant or advisor of Integral Analytics that provides for any severance, change in control, deferred compensation, retention, “stay put”, or “golden parachute” payments, termination of employment or expiration of such Contract upon consummation of the Transactions that does not, in each case, provide for termination at will by Integral Analytics, as applicable, without further cost or liability to Integral Analytics;

(e)                                  Any mortgages, indentures, guarantees, loans or credit agreements, security agreements, pledges or other agreements or instruments relating to the borrowing of money by Integral Analytics or extension of credit to Integral Analytics;

(f)                                   Any Contracts that limit or restrict Integral Analytics, or any of its employees, from engaging in any business and any Contracts that limit or restrict anyone other than Integral Analytics’ employees or consultants from competing with Integral Analytics or from soliciting or hiring employees of any other Entity;

(g)                                  Any Contract or commitment with any director, officer or Capital Stock owner of Integral Analytics except as shown on Integral Analytics’ balance sheet;

(h)                                 Any Contract involving a sharing of profits, losses, costs, or liabilities;

(i)                                     Any Contract or undertaking not terminable without penalty, cost or liability on notice not exceeding thirty (30) days;

(j)                                    Any Contracts that are leases, rental or occupancy agreements, installments and conditional sale agreements, and other agreements affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments annually of less than $50,000);

(k)                                 Any Contracts that are licensing agreements or other agreements with respect to (i) Intellectual Property in an amount exceeding $50,000 annually and (ii) Software in an amount exceeding $50,000 annually;

(l)                                     Any Contracts with any Governmental Entity in an amount exceeding $50,000 annually;

(m)                             Any Contracts between or among Integral Analytics and any director, officer, employee, shareholder or any Affiliate of Integral Analytics other than Contracts made in the Ordinary Course of Business on terms no less favorable than those that would have been obtained with a non-affiliated party;

(n)                                 Any Contract that was not made in the Ordinary Course of Business, with Consequential or liquidated damages or other indemnity provisions that are not based upon Integral Analytics’ negligence in the performance of its services;

(o)                                 In addition to the foregoing, any other agreement, Contract or commitment that involves a commitment, expenditure, liability or value in excess of $50,000; or

(p)                                 Any other agreement, Contract or commitment that could reasonably be expected to have a Material Adverse Effect on Integral Analytics.

(q)                                 Complete and accurate copies of the Contracts appearing on Schedule 4.8, including all material amendments and supplements, have been delivered or made available to Buyer.  Each Material Contract is valid and is the legally binding obligation of Integral Analytics.  Each of Integral Analytics has duly performed all its respective obligations thereunder to the extent that such obligations to perform have accrued.  Except as set forth on Schedule 4.8, neither Integral Analytics nor, to Company’s Knowledge, any other party to a Contract with Integral Analytics, is in breach, violation or default under, and Integral Analytics has not received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, Contracts or commitments to which Integral Analytics is a party or by which Integral Analytics is bound that are required to be disclosed on Schedule 4.8 in such a manner as would permit any other party to cancel or terminate any such Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).  To Company’s Knowledge, no breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default under any Material Contract by any party or obligor thereto other than Integral Analytics or any Seller has occurred or, as a result of this Agreement or performance thereof, will occur. In addition, to Company’s Knowledge, there is no plan, intention or indication of any contracting party to any Material Contract to cause the termination, cancellation or modification of such Material Contract or to reduce or otherwise change its activity thereunder so as to materially adversely affect the benefits derived or expected to be derived therefrom by Company or its applicable subsidiary.  Except as set forth on Schedule 4.8, each Contract providing for the sale of goods or services by Company has not exceeded the internal budget established for such Contract by more than $50,000, including amounts for corrections of defects, deficiencies, errors or omissions or other warranty or guaranty related work that are not reimbursed by the other party to such Contract.

4.9                               Real and Personal Property; Leases.

(a)                                 Schedule 4.9 accurately identifies all Leased Real Property and each applicable Real Property Lease (including amendments) and property address.  Integral Analytics does not own any real property.  All the Real Property Leases are in full force and effect and Integral Analytics is not in default under any of such Real Property Lease nor, to the Company’s Knowledge, is there any event which, with notice or lapse of time, or both, would constitute a material default of any of the Real Property Leases.  Integral Analytics has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property.  Integral Analytics has provided complete copies of the Real Property Leases to Buyer.  The Real Property Leases constitute valid and binding obligations of Integral Analytics as tenants, enforceable in accordance with their terms.  Other than as set forth on Schedule 4.9, no Approval is required under the Real Property Leases in order to consummate the Transactions.  To the Company’s Knowledge, the consummation of the Transactions will not result in a breach under any Real Property Lease.  No condemnation or similar proceeding has been commenced nor to Company’s Knowledge, threatened against the Leased Real Property.  None of the Leased Real Property has been materially damaged since the Balance Sheet Date.  All necessary material certificates, permits, licenses and other Approvals necessary for the use and occupancy of the Leased Real Property and the conduct of the Business have been obtained and are in full force and effect.  To Company’s Knowledge, there is no pending zoning proceeding affecting the Leased Real Property.

(b)                                 Integral Analytics owns, leases or has the legal right to use all the properties and assets, including the Intellectual Property and the Leased Real Property, used in the conduct of the Business or otherwise owned, leased or used by Integral Analytics (all such properties and assets being the “Assets”). Integral Analytics has provided Buyer copies of any and all licenses, permits, leases and operating agreements relating to the Leased Real Property.  Integral Analytics represents and warrants that such materials provided to Buyer are complete and accurate copies of the same materials in Company’s files. Integral Analytics has good title to or a valid leasehold or license interest in each material item of personal property that are part of the Assets used by it in conducting the Business (including good and marketable title to all material assets reflected on Integral Analytics’ balance sheets), free and clear of any Encumbrance.  Except for Assets in transit in the Ordinary Course of Business, all material tangible personal property Assets are located on the Leased Real Property and in the possession of Integral Analytics.

(c)                                  Immediately following the consummation of the Transactions, Integral Analytics will continue to own, or lease, license or rent under valid and subsisting Contracts, or otherwise retain its respective interest in the Assets and will not incur any penalty or other adverse consequence, including any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

4.10                        Condition and Sufficiency of Tangible Assets.  The tangible Assets are in reasonably good condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put.  None of the tangible Assets that are material to the operation of the Business is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The tangible Assets are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

4.11                        Licenses, Permits and Authorizations.  To the extent that Employees are required to register or qualify under local, state or federal Law, Schedule 4.11 sets forth a complete and accurate list of all Employees, the applicable jurisdictions and the licenses, permits and registrations throughout the world in which such Employees provide such services.  To Company’s Knowledge, there is no threatened suspension, cancellation or invalidation of, or challenge to, any such licenses, permits and registration.

4.12                        Intellectual Property and Software.

(a)                                 Disclosures.  The Company Disclosure Schedules sets forth a true and correct list of: (i) in Schedule 4.12(a)(i), each Company Product (by name, version number, and other applicable identifiers); (ii) in Schedule 4.12(a)(ii): (A) each item of Registered IP in which the Company has or purports to have an ownership interest (“Registered Company IP”); (B) the record owner and, if different, the legal owner and beneficial owner of such item of Registered Company IP; (C) the jurisdiction in which such item of Registered Company IP has been registered or filed and the applicable application, registration or serial number; and (D) for each domain name registration, the applicable domain name registrar, the expiration date for the registration, and name of the registrant; (iii) in Schedule 4.12(a)(iii), each Licensed IP Contract other than licenses for generally publicly, commercially available off-the-shelf software for an annual or one-time license fee of no more than $5,000 in the aggregate used solely for the internal business operations of the Company (excluding any software that is integrated into or distributed with any Company Product distributed, licensed, sold or otherwise offered by the Company); (iv) in Schedule 4.12(a)(iv), each Company IP Contract, other than: (A) nonexclusive licenses pursuant to Standard Form IP Contracts that have been entered into in the ordinary course of business and for which the total payments that have been paid or are owed to the Company thereunder do not exceed $50,000 in any case; (B) rights granted to Employees or vendors to use Company IP for the sole benefit of the Company; and (C) nondisclosure agreements that have been entered into in the ordinary course of business and do not materially differ in substance from the applicable Standard Form IP Contract and under which any Company trade secret is subject to perpetual confidentiality obligations by the receiving party; and (v) in Schedule 4.12(a)(v), each Contract pursuant to which any Person has agreed to design, manufacture, test or package any Company Product or material component thereof other than employment agreements entered into in the ordinary course with the Company’s Employees.

(b)                                 Standard Form IP Contracts.  The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract.

(c)                                  Ownership Free and Clear.  The Company solely and exclusively owns all right, title and interest to and in the Company IP free and clear of any Liens other than the Company IP Contracts.  Without limiting the generality of the foregoing:

(i)                                     each Person (including each Company founder, Employee, vendor and any other third party) (A) that is or was involved in the authorship, invention, creation, conception, development, modification or improvement of any Intellectual Property Rights for, or on behalf of, or in contemplation of the Company; or (B) from which the Company has otherwise acquired or purported to acquire ownership of any Intellectual Property Rights (each such Person, a “Contributor”), has entered into a valid and enforceable written agreement (a) sufficient to irrevocably assign to the Company all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto); (b) containing a waiver of to the extent not prohibited under applicable Legal Requirements; and (c) containing confidentiality provisions protecting such Intellectual Property Rights;

(ii)                                  (A) all amounts payable by the Company to all Contributors have been paid in full except for Employee wages to be paid on the Company’s next regular pay date and independent contractor’s fees that are not past due under the applicable Contract; (B) no additional compensation or royalties are due to any Person for the use of any Company IP; and (C) no Contributor or other Employee has made any written assertions with respect to any alleged ownership or right in any Company IP or Company Product;

(iii)                               to the Company’s knowledge, no Contributor, or former or concurrent employer of any Contributor, has any claim, right or interest (including the right to obtain any claim, right or interest) to or in any Company IP, and no Intellectual Property Rights authored, invented, created, conceived, or developed for or on behalf of the Company, by a Contributor is subject to any Contract with any former or concurrent employer or other Person;

(iv)                              to the Company’s Knowledge, no Contributor is in breach of any Contract with any former or concurrent employer or other Person concerning Intellectual Property Rights, confidentiality or noncompetition;

(v)                                 to the Company’s Knowledge, no funding, facilities, resources or personnel of any Governmental Entity or any research or educational institution were used in the development or creation of any Company IP and no Contributor has performed services for any Governmental Entity or any research or educational institution during a period of time during which such Contributor was also performing services for the Company;

(vi)                              the Company has taken reasonable steps to maintain the confidentiality of all proprietary information held by the Company, or purported to be held by the Company, as a trade secret, including any confidential information or trade secrets provided to the Company by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed or, to the Company’s Knowledge, has actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information.  Without limiting the generality of the foregoing, the Company has and enforces a policy requiring each Employee to execute, as applicable, the Company’s Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement (copies of which have been Made Available to Buyer), which are sufficient to protect the Company’s trade secrets and the trade secrets provided to the Company by any Person, and all Employees have executed such or substantially similar agreements;

(vii)                           the Company has not: (A) assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person or (B) permitted any Person to retain any exclusive rights or joint ownership of any Intellectual Property Rights that are or were at the time Company IP;

(viii)                        the Company has not made, directly or indirectly, any commitments, promise, submission, suggestions, statements or declarations, including any membership commitments, to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP or otherwise impair or limit the Company’s control of any Company IP, and no patent or patent application included in the Company IP has been identified by the Company or, to the Company’s Knowledge, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization;

(ix)                              no Person that has licensed, granted any right or covenant not to sue to, or otherwise provided Licensed IP to the Company has retained or obtained ownership of, or any license or rights to, any Intellectual Property Rights in any enhancement, improvement or derivative work to or of such Licensed IP that are made solely by the Company, or jointly by the Company together with any Person;

(x)                                 subject to the Company IP Contracts, all Company IP will be fully transferable and alienable by the Company at the Closing without restriction and without payment of any kind to any person;

(xi)                              there are no forbearances to sue, consents, settlement agreements, judgments, orders or similar obligations, other than the Company IP Contracts that do or may:  (A) restrict the rights of the Company to use, transfer, license or enforce any Company IP; (B) restrict the conduct of the business of, including any payments by or conditions on, the Company in order to accommodate a third party’s Intellectual Property Rights; or (C) grant any third party any right with respect to any Company IP; and

(xii)                           the Company has the exclusive right to bring an Action against a third party for infringement or misappropriation of the Company IP.

(d)                                 Valid and Enforceable.  Each item of Registered Company IP is and at all times has been in compliance with all Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline.  No Registered Company IP has been adjudged to be, and, to the Company’s Knowledge, there is no reasonable basis for a claim that any Registered Company IP is, invalid or, except for pending applications, unenforceable.  Except as set forth in Schedule 4.12(d)(1), there are no actions that must be taken by the Company within six (6) months of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any Registered Company IP.  No issuance or registration obtained and no application filed by the Company in connection with the Registered Company IP has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application. Schedule 4.12(d)(2) sets forth a list of all Registered IP that is, or was at the time, Registered Company IP that has been cancelled, abandoned, allowed to lapse or not renew in the sixty (60) months prior to the date hereof. The Company has not claimed “small business status” on any application for any Registered Company IP.

(e)                                  Effect of the Transaction.  Neither the execution, delivery nor performance of this Agreement or any Transactional Agreements nor the consummation of the Transaction will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare, under any Contract to which the Company is bound or purported to be bound: (i) a loss of, or Lien on, any Company IP; (ii) a breach of any Licensed IP Contract or Company IP Contract; (iii) the release, disclosure or delivery of any source code of Company IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under to, or in any of the Company IP; (v) payment of any royalties or other license fees with respect to Intellectual Property Rights of any other Person in excess of those payable by the Company in the absence of this Agreement or the Transaction; or (vi) any non-compete or other material restriction or limitation on the operation of the business of the Company.

(f)                                   No Third Party Infringement of Company IP.  To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating any Company IP.  Schedule 4.12(f) accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter, or other written or electronic communication or correspondence, that has been sent or otherwise delivered by or to the Company regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.  The Company has not brought any Actions against any Person with respect to any Company IP.

(g)                                  No Infringement of Third Party IP Rights.  To the Company’s Knowledge, the operation of the business of the Company (including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution, hosting, provision, delivery, sale and licensing of any Company Product or Company IP) as previously conducted, and currently conducted has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property Right of any other Person or any other right of any Person (including any right to privacy or publicity), and has not constituted, and does not constitute, unfair competition or trade practices under any Legal Requirement.  Without limiting the generality of the foregoing: (i) no infringement, misappropriation or similar Action is pending or, to the Company’s Knowledge, has been threatened or brought against the Company; (ii) the Company has not received any written notice or other written communication: (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by the Company or the operation of its business; or (B) claiming that the operation of the Company’s business constitutes unfair competition or trade practices under any Legal Requirements; and (iii) to the Company’s Knowledge, no Action involving any Licensed IP is pending or has been threatened, except for any such claim or Action that, if adversely determined, would not adversely affect:  (A)  the use or exploitation of such Licensed IP by the Company; or (B) the development, use, distribution, provision, delivery, licensing or sale of any Company Product.

(h)                                 Product Claims.  To the Company’s Knowledge, Schedule 4.12(h) sets forth all material information relating to any problem or issue (including the nature of the problem or issue and the Company Product to which it relates) with respect to any of the Company Product which does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Company Product, including any issues with regard to identification, protection and loss prevention of sensitive data by users of the Company Product.  To the Company’s Knowledge, no material claim or complaint has been made by any Person, or is pending, against the Company and no notice of any such claim or complaint has been received by the Company, with respect to any Company Product (including with respect to any delay, defect, deficiency of any product or quality of any service) or with respect to the breach of any agreement (including any Company IP Contract) under which such Company Product has been supplied or provided, and to the Company’s Knowledge, there is no reasonable basis for any present or future such complaint or claim. Each Company Product (including any service provided) has been and is in material conformity with all applicable contractual commitments and all express and implied warranties and specifications. Without limiting the generality of the foregoing, all installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed in material conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. The Company has not been, and to Company’s Knowledge, is not required to recall any Company Product.

(i)                                     Bugs.  To the Company’s Knowledge, none of the Company Software:  (i) contains any bug, defect, vulnerability or error that materially and adversely affects the use, functionality, security or performance of such Company Software, or any product or system containing or used in conjunction with such Company Software; or (ii) solely with respect to Company Software that is Company IP fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, security or performance of such Company Software or any product or system containing or used in conjunction with such Company Software.

(j)                                    No Harmful Code.  To the Company’s Knowledge, none of the Company Software contains any undisclosed “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions:  (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, the Company Product or a computer system or network or other device on which such Company Software is stored or installed; (ii) damaging or destroying any data or file without the user’s consent; or (iii) otherwise significantly adversely affect the functionality of the Company Product or the computer system or network or other device on which such Company Software is stored or installed (collectively, “Harmful Code”).

(k)                                 Security Measures. The Company has taken all reasonable steps and implemented reasonable procedures to ensure that the information technology systems used in connection with the business and operations of the Company, including, without limitation, the provision and operation of the Company Product, are free from any Harmful Code.  The Company has appropriate disaster recovery and security plans, procedures and facilities for the business and operations of the Company, and has taken reasonable steps consistent with industry best practices standards to safeguard the information technology systems utilized in the business and operations of the Company as currently conducted and contemplated to be conducted.  To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of the information technology systems used by or for the Company in connection with the business or operations of the Company, including the provision and operation of the Company Product.

(l)                                     No Spyware or Malware.  To the Company’s Knowledge, none of the Company Software performs the following functions, without the knowledge of the owner or authorized user of a computer system or device (including a Company Product) on or with which such Company Software is operating:  (i) sends information of a user to another Person without the user’s consent or collects Personal Data stored on the computer system or device; (ii) interferes with the owner’s or an authorized user’s control of the computer system or device; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system or device other than such changes as may be performed in direct relation to the intended functionality of the Company Software; (iv) changes or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system or device; (v) causes the computer system or device to communicate with another computer system or device, other than such communication as may be performed in direct relation to the intended functionality of the Company Software; (vi) installs a computer program that may be activated by a Person other than the owner or an authorized user of the computer system or device; (vii) records a user’s actions without the user’s knowledge; or (viii) employs a user’s Internet connection without the user’s knowledge to gather or transmit information regarding the user or the user’s behavior, other than such gathering and transmission as may be performed in direct relation to the intended functionality of the Company Software.

(m)                             Use of Open Source Software.

(i)                                     Schedule 4.12(m)(i) accurately identifies and describes each item of Open Source Software that is or has been included, incorporated or embedded in, linked to, combined, distributed or made available with, or used in the development, delivery or provision of any Company Product and the manner in which such Open Source Software is or has been included, incorporated or embedded in, linked to, combined, distributed or made available with, or used in the development, delivery or provision of such Company Product (such description shall include whether (and if so, how) the Open Source Software was modified and/or distributed by the Company.

(ii)                                  No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, distributed or made available with or used in the development, delivery, or provision of any Company Product, in each case, in a manner that:  (A) subjects any Company IP, or part thereof, to any Copyleft License (other than Copyleft Licenses governing the Open Source Software listed in Schedule 4.12(m)(i); (B) creates obligations for the Company with respect to Company IP or grants to any Person any rights or immunities under Company IP (other than the licenses governing Open Source Software listed in Schedule 4.12(m)(i)); or (C) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product or Company IP (other than the limitations, restrictions, or conditions contained in the licenses governing the Open Source Software listed in Schedule 4.12(m)(i)).

(iii)                               The Company has materially complied with all of the terms and conditions of each applicable license for Open Source Software, including all requirements pertaining to attribution and copyright notices.

(iv)                              Schedule 4.12(m)(iv) sets forth an accurate and complete list of each third party project relating to Open Source Software to which Company has made contributions, commitments or submissions and, for each project:  (A) the license under which such contribution, commitment or submission was made; and (B) whether a corporate contribution license agreement was executed on behalf of Company in connection with such project.

(n)                                 Licenses of Source Code.  Except as set forth in Schedule 4.12(n):  (i) no source code for any Company IP has been delivered, licensed or made available by the Company, including under any license for Open Source Software; (ii) the Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company IP; and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company IP in each case (i) through (iii) to any escrow agent or other Person (other than to any Employee, former employee who was employed by the Company at the time, or independent contractor to use for the sole benefit of the Company).

4.13                        Privacy Matters.

(a)                                 Personal Data.  Schedule 4.13(a) describes the categories of Personal Data at any time collected or obtained by or for the Company or used, analyzed, scanned, transmitted, or otherwise processed by or for the Company (including on behalf of its customers or users) and identifies all current Company Databases, the types of Personal Data and Company Product Data in each such Company Database, the means by which the Personal Data and Company Product Data in such Company Databases was collected or obtained, and the security policies that have been adopted and maintained with respect to such Company Databases.  To the Company’s Knowledge, no material breach or violation of any such security policy has occurred or, to the Company’s Knowledge, is threatened.  To the Company’s Knowledge,  there has been no material loss, damage, or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of the Personal Data or other data or information in any Company Databases that would require notification to a regulatory authority under the Privacy Legal Requirements.

(b)                                 Privacy Policies and Privacy Legal Requirements.  Schedule 4.13(b) identifies each Company Privacy Policy in effect at any time since the inception of the Company and identifies the period of time during which such Company Privacy Policy has been, or was, in effect.  The Company has posted the applicable Privacy Policy on or otherwise provided (including to all customers of the Company) in connection with each Company Product in a manner available to visitors and current customers.  Each Company Privacy Policy has been Made Available.  The Company has, in the last three (3) years, complied in all material respects with: (i) all Company Privacy Policies and (ii) all Privacy Legal Requirements.  The Company has at all times complied in all material respects with any privacy or data protection related obligations under the terms of any agreements to which the Company is a party or which otherwise bind the Company, or to which the Company previously was a party or under which the Company otherwise was bound.  Schedule 4.13(b) accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication that has been sent or otherwise delivered by or to the Company regarding any actual, alleged or suspected violation of any Privacy Legal Requirement by the Company or any Person performing for the Company, any of its customers or users (to the extent relating to a Company Product or any activities of any Person performing for the Company) or any Company Product, and provides a brief description of the current status of the matter referred to in such letter or communication. To the Company’s Knowledge, there is no complaint to, or any audit, proceeding, investigation (formal or informal) or Action, in each case, currently pending against the Company or, to the Company’s Knowledge, any of its vendors, consultants, contractors, subcontractors or customers (in the case of vendors, consultants, contractors, subcontractors or customers, to the extent relating to any Company Product ) by any individual, private or other third party, the U.S. Federal Trade Commission, any state attorney general or any other Governmental Entity, with respect to the collection, obtainment, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, analysis, scanning other processing or security of any Personal Data or Company Product Data by the Company. There has been no Governmental Order or government or third party settlement directly relating to the collection, obtainment, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, analysis, scanning other processing or security of any Personal Data or Company Product Data by the Company.

4.14                        Litigation; Compliance with Laws.

(a)                                 Except as set forth on Schedule 4.14, there is no Action pending or, to Company’s Knowledge, threatened against Integral Analytics or any of its Assets.

(b)                                 Except as disclosed on Schedule 4.14, Integral Analytics is not subject to or in default with respect to any Order to which it or any of its Assets (owned or used), is subject.  At all times during the past three (3) years, Integral Analytics has been in compliance in all material respects with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its Assets.

(c)                                  Except as set forth on Schedule 4.14, Integral Analytics has not received, during the past three (3) years, any written notice or, to Company’s Knowledge, any other communication from any Governmental Entity or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Law or (ii) any actual or alleged obligation on the part of Integral Analytics to undertake or to bear all or any portion of the cost of, any remedial action of any nature.  Neither Integral Analytics nor any of its Assets is subject to any Order which could reasonably be expected to have a Material Adverse Effect on Integral Analytics.

4.15                        Insurance.

(a)                                 Schedule 4.15 sets forth the following information with respect to each insurance policy under which Integral Analytics has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past year from the date hereof:

(i)                                     The name, address and telephone number of the agent or broker;

(ii)                                  The name of the insurer and the names of the principal insured and each named insured;

(iii)                               The policy number and the period of coverage;

(iv)                              The type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage; and

(v)                                 The premium charged for the policy, including a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b)                                 Except as set forth on Schedule 4.15, there is no actual, pending, or to Company’s Knowledge, threatened claim against Integral Analytics that would come within the scope of such coverage listed on Schedule 4.15, nor has any current carrier provided notice to Integral Analytics that it intends to terminate any policy or to deny coverage with respect to any such claim.  Except as listed on Schedule 4.15, there is no actual, pending or, to Company’s Knowledge, threatened claim against Integral Analytics that would not come within the scope of Integral Analytics’ insurance coverage listed on Schedule 4.15.

(c)                                  Integral Analytics has maintained during the past three (3) years and now maintains (i) insurance on all of the Assets used in connection with the Business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) insurance protection in amounts customary in Integral Analytics’ industry (subject to the deductible amounts and dollar limits of coverage set forth in said Schedule) against errors and omissions and other liabilities, claims, and risks against which it is customary and reasonable to insure in its industry.  Integral Analytics has not, within the past three (3) years, allowed any insurance policy to lapse for failure to renew or for any other reason, unless such coverage was replaced with coverage of a similar type and amount.  Integral Analytics has not failed to give any notice or present any claim under any insurance policy in due and timely fashion under the applicable insurance policy.

(d)                                 There are no (i) proposed material increases in Integral Analytics’ premiums for insurance or for contributions for worker’s compensation or unemployment insurance, (ii) overt conditions existing in the Business that would reasonably be expected to result in such increases, other than increases generally applicable to Integral Analytics’ industry, or (iii) proposed material decreases in Integral Analytics’ coverage or other policy benefits.  Further, no existing insurer of Integral Analytics has denied Integral Analytics coverage on any claim or refused to approve any proposed settlement.  For the purpose of this Section 4.16(d), “material increase” means more than 10%.

4.16                        Employee and Labor Matters.

(a)                                 The Company has provided to Buyer a complete and accurate list that sets forth, with respect to each Employee of Integral Analytics and Granite Management Services, as of the date hereof who shall continue as, or become, Continuing Employees effective as of the Closing:

(i)                                     The name of such Employee and the date as of which such Employee was originally hired by Integral Analytics or Granite Management Services, Inc., as applicable, and the name of the employing entity;

(ii)                                  Such Employee’s title;

(iii)                               Such Employee’s annualized compensation as of the date of this Agreement and bonuses or other incentive compensation, if any, for each of the past three (3) years;

(iv)                              Such Employee’s target incentive compensation for 2017 (commission and/or bonus, as applicable);

(v)                                 Such Employee’s classification as exempt or non-exempt from applicable state or federal overtime Laws or regulations;

(vi)                              Such Employee’s accrued vacation and/or paid time off as of the Closing Date, and if such time is not tracked the expected accrued time to be credited to such Employee as of the closing date;

(vii)                           Such Employee’s vacation and/or paid time off accrual rate per year;

(viii)                        Such Employee’s visa type (if any);

(ix)                              Such Employee’s security clearance (if any); and

(x)                                 To the extent such Employee is on a leave of absence, the nature of such leave of absence and the anticipated date of return to active employment.

(b)                                 Except as set forth on Schedule 4.16(b), Integral Analytics and, to the Company’s Knowledge, Granite Management Services, Inc., are not a party to, nor have at any time in the past three (3) years, been threatened in writing with, any lawsuit, claim, charge, or investigation brought by or before any Governmental Entity or arbitral forum, in which Integral Analytics or Granite Management Services, Inc. is alleged to have violated any employment Contract, independent contractor agreement, or Law relating to employment, hiring, equal opportunity, discrimination, harassment, retaliation, immigration, wages, hours, compensation, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, privacy rights of Employees, misclassification of Employees as exempt from applicable overtime Laws, or the misclassification of any Person as an independent contractor.

(c)                                  Integral Analytics is not a party to any collective bargaining agreement and there are no labor unions or other organizations representing any Employee.  There are no labor unions or other organizations that have filed a petition with the National Labor Relations Board or any other Government Entity within the three (3) years prior to the date of this Agreement seeking certification as the collective bargaining representative of any Employee.  To Company’s Knowledge, no labor union or organization is engaged in or threatening to engage in any organizing activity with respect to any Employee.  During the three (3) years prior to the date of this Agreement, there has not been, and there is not pending or, to Company’s Knowledge, threatened, any (1) strike, lockout, slowdown, picketing, or work stoppage with respect to any Employee or (2) unfair labor practice charge, grievance or complaint filed or pending against Integral Analytics.

(d)                                 Except as set forth on Schedule 4.16(d), Integral Analytics has complied, and is currently in compliance, in all material respects with all Laws related to the employment of Employees, including provisions related to the hiring of Employees, payment of wages, hours of work, classification of Employees as exempt from overtime regulations, classification of Persons as independent contractors, leaves of absence, equal opportunity, discrimination, harassment, retaliation, occupational health and safety, immigration, and workers’ compensation.

(e)                                  Except for the Change of Control Payments, with respect to each current and former Employee of Integral Analytics, during the three (3) year period preceding the date of this Agreement, Integral Analytics: (i) has withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments; (ii) has no outstanding material liability, or to Company’s Knowledge, any potential material liability, for any arrears of wages, severance pay or any penalty relating thereto for failure to comply with any of the foregoing;  (iii) has no outstanding material liability, or to Company’s Knowledge, any potential Liability, for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the Ordinary Course of Business); and (iv) has no outstanding material liability or, to Company’s Knowledge, any potential material liability with respect to any misclassification of any person as (x) an independent contractor rather than as an Employee, or with respect to any Employee leased from another employer, or (y) an Employee exempt from state or federal overtime regulations.

(f)                                   Except for the agreements underlying the Change of Control Payments, as of the Closing, Integral Analytics shall have no Contracts that entitle any Employee to any severance, change of control, or “golden parachute” payments or any other payments or compensation upon consummation of the Transactions or termination of employment.

(g)                                  To Company’s Knowledge, no officer, Employee or group of Employees has provided written notice of termination of employment with Integral Analytics before or immediately after the Closing.

(h)                                 Integral Analytics is not a Party to any agreement for the provision of labor from any outside agency.  To Sellers’ Knowledge, each Person who is an independent contractor of Integral Analytics is properly classified as an independent contractor for purposes of all Laws related to employment and the status of independent contractors.

4.17                        Employee Benefit Plans; ERISA.

(a)                                 Schedule 4.17 sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, options, appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by Integral Analytics, or with respect to which they have, or may in the future have, any liability (contingent or otherwise) and subject to U.S. Law.  Each plan, agreement, program, policy or arrangement required to be set forth on Schedule 4.17 pursuant to the foregoing is referred to herein as a “Benefit Plan.”  Sellers and Integral Analytics acknowledge that: (a) Buyer is not acquiring any interest in the stock or assets of Granite Management Services, Inc. and (b) Buyer shall not be assuming any obligations on the part of Granite Management Services, Inc.

(b)                                 Integral Analytics has delivered the following documents to Buyer with respect to each Benefit Plan, as applicable:  (1) correct and complete copies of all documents embodying such Benefit Plan, including all amendments thereto, and all related trust documents, (2) a written description of any Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the three (3) most recent annual actuarial valuations, if any, (5) all IRS or DOL determination, opinion, notification and advisory letters, (6) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from any Governmental Entity received in the last three (3) years, (8) all discrimination tests for the most recent three (3) plan years, and (9) all material written agreements and Contracts currently in effect, including administrative service agreements, group annuity Contracts, and group insurance Contracts.

(c)                                  Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including ERISA and the Code, which are applicable to such Benefit Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or accrued.  Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either: (1) has obtained, or relied upon, a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or an opinion letter with respect to the qualified status of the master or prototype form on which it is established) from the IRS covering the all legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination; or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(d)                                 Neither Integral Analytics nor any current or former ERISA Affiliates has contributed to, nor has ever been obligated to contribute to, any programs subject to Title IV of ERISA.  The term “ERISA Affiliate” means any Person that, together with Integral Analytics and/or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code.  Integral Analytics is not subject to any liability or penalty under ERISA.  Integral Analytics has complied with all applicable health care continuation requirements as may be required by ERISA.  Integral Analytics has not engaged in any transactions prohibited by ERISA with respect to any Benefit Plan.

(e)                                  Except for the Change of Control Payments, or as otherwise shown on Integral Analytics’ balance sheet at the time of Closing, neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Integral Analytics under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(f)                                   No Action (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan).  There are no audits, inquiries or Actions pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Benefit Plan.

(g)                                  Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) (1) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, including any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, that has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  No Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) provides benefits that are exempt from Section 409A because the benefits were earned and vested as of December 31, 2004 and the Benefit Plan was not materially modified after October 3, 2004. Integral Analytics has not issued, granted or promised (1) any stock rights within the meaning of Section 409A of the Code, (2) any incentive stock options as described in Section 422 of the Code, or (3) any employee stock purchase plan rights described in Section 423 of the Code.  No stock option of Integral Analytics or its Subsidiaries (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(h)                                 Schedule 4.17 sets forth those Benefit Plans maintained by Integral Analytics outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit Plan, a “Foreign Benefit Plan”).  With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, Laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established in the Financial Statements, and (C) no material liability or obligation of Integral Analytics exists with respect to such Foreign Benefit Plans that has not been disclosed on Schedule 4.17.

4.18                        Transactions with Affiliates.  Except (i) as set forth on Schedule 4.18 and (ii) for employment and benefit arrangements in the Ordinary Course of Business, no director, officer or other Affiliate of Integral Analytics or, to Company’s Knowledge, any Person with whom any such director, officer or other Affiliate or associate has any direct or indirect relation by blood, marriage or adoption, or, to Company’s Knowledge, any Entity in which any such director, officer or other Affiliate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such persons) has any interest in (a) any Contract with Integral Analytics, or relating to the Business, including any Contract for or relating to indebtedness of Integral Analytics, or (b) any property, including Intellectual Property and Real Property, used in the Business.

4.19                        No Brokers or Finders.  No Person engaged by or acting on behalf of any of Sellers, Integral Analytics its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transaction.

4.20                        Receivables.

(a)                                 All accounts receivable of Integral Analytics whether reflected on the most recent balance sheet in the Financial Statements or otherwise and including “work in process” and accrued and unbilled revenues, represent actual revenues consistent with GAAP generated in the Ordinary Course of Business.  Integral Analytics has calculated the allowance for doubtful accounts shown on the consolidated unaudited balance sheet of Integral Analytics as of the Balance Sheet Date in accordance with GAAP applied on a basis consistent with past practice.

(b)                                 Integral Analytics has delivered or made available to Buyer a complete and accurate aging list of all receivables of Integral Analytics as of the Balance Sheet Date.  Integral Analytics represents and warrants to Buyer that all accounts receivable reflected on the Financial Statements are valid and collectible.

4.21                        Environmental Matters.  Except as set forth on Schedule 4.21:

(a)                                 Integral Analytics is in compliance with all Environmental Laws, which compliance includes obtaining and maintaining all permits used in the operation of the Business.  Schedule 4.21 sets forth a complete list of all environmental permits held by Integral Analytics.

(b)                                 Integral Analytics has not generated, used, transported, treated, stored, released or disposed of, or, to Company’s Knowledge, permitted anyone else for whom Integral Analytics would have liability to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws.

(c)                                  There has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility of Integral Analytics or, to Company’s Knowledge, any nearby or adjacent properties or facilities, which has resulted in or would reasonably be expected to result in Integral Analytics incurring any ability under any Environmental Laws or which would require reporting or notification to any Governmental Entity.

(d)                                 There have been no material Releases (except for releases in accordance with valid environmental permits) of any Hazardous Materials at any of the properties of Company which have resulted or which would be reasonably anticipated to result in material liability for Company under Environmental Law.

(e)                                  Company has not received any written notice or any other communication from any Governmental Entity or any other Person regarding any actual or alleged obligation on the part of Company to undertake or to bear all or any portion of the cost of, any remedial action of any environmental contamination.

(f)                                   Integral Analytics has not received notice from any Person (i) that Integral Analytics is considered to be a potentially responsible party under The Comprehensive Environmental Response, Compensation and Liability Act or any state or local equivalent Law or (ii) that Integral Analytics is named or is to be named in any Action arising out of or related to Hazardous Substances.

(g)                                  Integral Analytics has made available to Buyer or its advisors copies of all environmental reports, studies and audits that are in its possession or control to the extent related to the Business of Integral Analytics or to Real Property.

4.22                        Restrictions on Business Activities.  There is no Order binding upon Integral Analytics that has, or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of Business by Integral Analytics taken as a whole as presently conducted.

4.23                        Internal Controls.  Integral Analytics maintains a system of internal controls sufficient in all material respects to provide reasonable assurances that:

(a)                                 Transactions are executed in accordance with management’s general or specific authorization;

(b)                                 Transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP applied on a basis consistent with past practice and (2) to maintain accountability for Assets;

(c)                                  Access to Assets is permitted only in accordance with management’s general or specific authorization; and

(d)                                 The recorded accountability for Assets is compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.24                        Absence of Certain Business Practices.  Neither Integral Analytics nor any of its directors, officers, agents or employees or any other Person affiliated with or acting for or on the behalf of Integral Analytics has, (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or established or maintained any unlawful or unrecorded funds, or (b) agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which could subject the Business of Integral Analytics or Buyer to any damage or penalty in any civil, criminal or governmental Action.

4.25                        Foreign Assets Control Regulations and Anti-Money Laundering.  Integral Analytics (i) is not a Person whose property or interest in property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise knowingly associate with any such person in any manner that violates such Section 2, and (iii) is not a Person on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the United States Department of the Treasury on June 24, 2003, as updated from time to time, or subject to the limitations or prohibitions under any other United States Department of the Treasury’s Office of Foreign Assets Control regulation or executive order.

4.26                        Government Contract Matters.

(a)                                 Integral Analytics has not been suspended or debarred from bidding on Contracts or subcontracts for any Governmental Entity, nor, to the Company’s Knowledge, has any suspension or debarment action been commenced.

(b)                                 None of Integral Analytics or its executive officers (as such term is defined in Rule 3b-7 of the Exchange Act) have, within the preceding three (3) years, been convicted or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining or attempting to obtain, or performing a federal, state or local government Contract or subcontract; violation of federal or state antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, or receiving stolen property.

(c)                                  No termination, default, cure or show cause notice has been issued to Integral Analytics.

(d)                                 There exist no outstanding requests for equitable adjustment or other contractual action for relief against Integral Analytics with respect to any Contract with a Governmental Entity.

4.27                        Bank Accounts.  Schedule 4.27 sets forth a true and complete list of (i) all bank accounts and safe deposit boxes in the name of Integral Analytics and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) all investment accounts each of Integral Analytics has with brokerage or other firms and the names of all Persons entitled to make investment decisions with respect to such accounts.

4.28                        Software Licenses.  Schedule 4.28 sets forth a complete and accurate list of all Software Licenses in force for all Integral Analytics Software Products as of June 30, 2017.  The listing includes the customer name, date of the granting of the license, expiration date of the license, annual license fee or other licensing fee methodology, amounts paid to date, due date for any additional payments, and any deferred revenues recorded on the balance sheet.  The Software Licenses in force, both individually and in the aggregate, represent validly enforceable contracts for the licensing of Integral Analytics Software Products.  Since June 30, 2017, none of these licenses have been cancelled or terminated.  Except as disclosed on Schedule 4.29 the closing of this transaction does not create a right or option to cancellation of any of these licenses.

4.29                        Clients; Customers; Sales.  Schedule 4.29 sets forth a correct and current list of all clients and customers of Integral Analytics from which Integral Analytics has received more than $250,000 in revenues in the most recently completed twelve month period.  Except as indicated on Schedule 4.29, Sellers have no Knowledge that any of the customers listed on Schedule 4.29 intend to cease doing business with Integral Analytics, or materially reduce the amount of the business that they are presently doing with Integral Analytics.  To Company’s Knowledge, the consummation of the Transactions will not have any Material Adverse Effect on the business relationship of Integral Analytics with any customer or client listed on Schedule 4.29.  Except as set forth on Schedule 4.29: (i) since the Balance Sheet Date, no client, customer or other Person has asserted or, to Company’s Knowledge, threatened to assert, in writing any material claim against Integral Analytics (a) under or based upon any warranty provided by or on behalf of Integral Analytics, or (b) under or based upon any other warranty relating to any services performed by Integral Analytics; and (ii) to the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that likely would give rise to or serve as a basis for the assertion of any such claim or any claim based on error and omission liability or other similar claim.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents, warrants and agrees as follows:

5.1                               Organization and Authority of Buyer; Enforceability.

(a)                                 Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of California.

(b)                                 The execution, delivery and performance of this Agreement and the other Transactional Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by its board of directors, and no other corporate proceeding on the part of Buyer are necessary to approve this Agreement, the other Transactional Agreements or the Transactions.  This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Integral Analytics and each of Sellers, this Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

5.2                               No Conflict; Governmental Consents.

(a)                                 Except as set forth on Schedule 5.2, the execution, delivery and performance of this Agreement by Buyer do not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of Buyer, (ii) conflict with or violate in any material respect any Law applicable to Buyer, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which Buyer is a party or by which any of the assets or properties is bound or affected, other than in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, cancellations or Encumbrances that would not have a Material Adverse Effect on Buyer.

(b)                                 The execution, delivery and performance of this Agreement by Buyer do not and will not require any Approval of or Order by any Governmental Entity or any other Person, except any filings or notifications with respect to federal or state securities Law requirements.

5.3                               Validity of Shares to be Issued.  The Willdan Shares to be issued to Sellers pursuant to this Agreement have been duly authorized and, upon delivery in accordance with the provisions of this Agreement, including the meeting of all necessary conditions herein for issuance, will be validly issued, fully paid and non-assessable.  Willdan is relying on an exemption from the Securities Act in order to issue the Willdan Shares to be issued to Sellers pursuant to this Agreement.

5.4                               Brokers.  No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer or WGI who is entitled to any fee or commission in connection with the Transactions.

5.5                               Investment Purpose.  Buyer is acquiring the outstanding Capital Stock solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer is an “accredited investor” as defined in Rule 501 under the Securities Act.  Buyer understands that (a) the Capital Stock has not been registered under the Securities Act or registered or qualified under any applicable state securities Laws in reliance upon specific exemptions therefrom, and (b) the Capital Stock may not be transferred or sold except in a transaction registered or exempt from registration under the Act, and registered or qualified or exempt from registration or qualification under any applicable state securities Laws.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                               Preservation of Records.  Sellers shall provide all books and records of Integral Analytics to Buyer on the Closing Date, provided, that Sellers shall be permitted to retain copies of such books and records, subject to the provisions of Section 6.2.  Buyer agrees that it shall preserve and keep the books and records provided by Sellers to Buyer on the Closing Date for a period of one (1) year from the Closing Date; provided that, if any such books or records of Integral Analytics relate to a Claim brought by a Seller Indemnified Party pursuant to Section 10.2 of this Agreement and such Claim is unresolved at the end of one (1) year from the date of this Agreement, then such books and records relating to such unresolved Claim may not be destroyed until the resolution of such Claim.  During such one (1) year period, Buyer will give Sellers reasonable access during Buyer’s regular business hours upon reasonable advance notice and under reasonable circumstances, subject to restrictions under applicable Law, to such books and records of Integral Analytics transferred to Buyer to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Sellers or their Affiliates in respect of periods ending on or prior to Closing, or in connection with any insurance claims, legal proceedings, Tax audits or governmental investigations or in order to enable Sellers to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby and thereby.  Sellers shall be entitled, at their sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 6.1.

6.2                               Cooperation With Respect to Financial Statements.  Sellers agree to cooperate with, and provide reasonable assistance to, Buyer, including providing and consenting to any required disclosure, in connection with any filings, registration statements or reports of Buyer or any of its Affiliates under the Securities Act or the Exchange Act, and any rules and regulations promulgated thereunder. At Buyer’s request, such cooperation and assistance shall include, but not be limited to, making available such financial information with respect to Integral Analytics as may be reasonably required in connection with such filing, registration statement or report (to the extent such financial information is available to Sellers), including using commercially reasonable efforts to facilitate Buyer’s access to the independent accountants that issued the audit reports for Integral Analytics’ Financial Statements and using commercially reasonable efforts to obtain the consent of such independent accountants for the filing of their audit report(s) with respect to the Financial Statements in any filings, registration statements or reports of Buyer or any of its Affiliates under the Securities Act or the Exchange Act and any rules and regulations promulgated thereunder. The cost of preparation of any such required financial information and consents shall be borne by Buyer.

6.3                               Regulatory and Other Authorizations; Notices and Consents.

(a)                                 Sellers and Integral Analytics shall use their commercially reasonable efforts to give all notices and obtain all consents and authorizations as may be required for Seller and Integral Analytics to consummate this Transaction.  Buyer shall cooperate and use all commercially reasonable efforts to assist Sellers in giving such notices and obtaining such consents; provided, however, that Buyer shall not have any obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement.

(b)                                 Sellers and Buyer agree that, in the event any Order or Approval necessary to preserve any material right or benefit of the Business of Integral Analytics under any Contract to which Integral Analytics is a party is not obtained prior to the Closing, Sellers will, subsequent to the Closing, use their commercially reasonable efforts to cooperate with Buyer, to the extent reasonably necessary, at Buyer’s sole cost and expense, to attempt to obtain such Order or Approval as promptly thereafter as practicable; provided, however, that none of Sellers shall have any obligation to give any guarantee or other consideration of any nature in connection with any such Approval or Order.

6.4                               Non-competition, Nonsolicitation and Confidentiality.

(a)                                 Non-competition.  For a period ending on the date that is the later of (a) five years after the Closing Date and (b) one year after the date on which such Key Shareholder is no longer an Employee of Buyer or its related Persons (the “Restricted Period”), each Key Shareholder shall not, and shall not permit its Affiliates to, anywhere in the United States, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in any business or enterprise which distributes, provides, renders or sells products or services which compete with the Business in any respect.  Notwithstanding anything to the contrary in this section, in the event that a Key Shareholder is terminated by Buyer or its related Persons without cause, such Restricted Period shall immediately terminate with respect to such Key Shareholder.

(b)                                 Nonsolicitation.  During the Restricted Period, each Key Shareholder shall not, and shall not permit its Affiliates to, directly or indirectly, through another Person or entity:

(i)                                     solicit the business of any Person who is a customer of Buyer or its related Persons;

(ii)                                  cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer or any of its related Persons to cease doing business with Buyer or any of its related Persons, to deal with any competitor of Buyer or any of its related Persons or in any way interfere with its relationship with Buyer or any of its related Persons;

(iii)                               cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the two years preceding the Closing Date to cease doing business with Buyer or its related Persons, to deal with any competitor of Buyer or its related Persons or in any way interfere with its relationship with Buyer or its related Persons;

(iv)                              make any derogatory public statement concerning the financial performance, products, services, the management of Willdan, WES or their affiliates, or of their respective directors, officers or employees, or

(v)                                 hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or its related Persons or in any way interfere with the relationship between Buyer or its related Persons and any of their respective employees or independent contractors.

(c)                                  Confidentiality.  Each Seller understands and acknowledges that, during Seller’s affiliation with Integral Analytics, such Seller and its related Persons had access to and learned (i) confidential and proprietary information concerning the operation and methodology of the Business and (ii) other information proprietary to the Business, including trade secrets, processes, patent and trademark applications, product development, prices, customer and supply lists, pricing and marketing plans, policies and strategies, details of customer Contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other information generally known by the management of Integral Analytics as confidential information with respect to the Business (collectively, “Proprietary Information”).  Such Seller agrees to keep confidential and not disclose, directly or indirectly, (other than to its representatives) any such Proprietary Information to any third party or the existence of this Agreement or the terms hereof, except as required by applicable law, both statutory and common.  Such Seller agrees to not use or exploit, or misuse or misappropriate such Proprietary Information in any way, other than in connection with any dispute under or relating to this Agreement.  The restrictions contained herein shall not apply to any information which was already generally available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Agreement.

(d)                                 The provisions of this Section 6.4 are a material inducement for Willdan and WGI to enter into this Stock Purchase Agreement.  Each Seller agrees that Willdan and WGI have legitimate business interests justifying the restrictions contained herein.

6.5                               Necessity of Further Action.  If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Integral Analytics, the officers and directors of Buyer are fully authorized in the name of Buyer or otherwise to take, and will take, all such actions at Buyer’s expense.

6.6                               Operation of the Business During the Earn-Out Period; Liquidated Damages.

(a)                                 During the Earn-Out Period, Buyer and its Affiliates shall not take any material actions with the intent to avoid or reduce any of the Earn-Out Payments.  During the Earn-Out Period, Buyer, on behalf of itself and its Affiliates, covenants to:

(i)                                     Operate the Business as a standalone business (or separate business unit) of Buyer in accordance with sound business practices in a manner that otherwise allows the Sellers the opportunity to achieve the Sellers Earn-Out as described in Section 2.3 and as contemplated by this Agreement, or as modified in accordance with a written business plan, written budget or similar written document agreed to between Buyer, on the one hand, and Sellers’ Representative, on the other hand; and

(ii)                                  Maintain books and records for the Business and generate separate financial statements for the Business to the extent necessary to account for the Earn-Out; and

(iii)                               Provide financial and operating assistance to the Business reasonably necessary to facilitate the opportunities for Sellers to achieve the Maximum Payout over the Earn-Out Period; and

(iv)                              Consult with the Sellers’ Representative, prior to making a material changes to the Business; provided, however, that any decisions or changes with respect to the allocation and hiring of Integral Analytics personnel shall require the prior consent of the Sellers’ Representative; and

(v)                                 Obtain consent of the Sellers’ Representative prior to making a determination to terminate Key Personnel except in the event such termination is for Cause.

(b)                                 Damages.  If Buyer materially breaches any of the covenants set forth in Section 6.6(a) and such breach would reasonably be expected to materially and adversely impair Sellers’ ability to earn the Earn Out Payments, then Sellers may be entitled to receive from Buyer an amount equal to damages suffered by such Seller resulting from such material breach, not to exceed the Maximum Payout less any Earn-Out Payments already received, and such payment shall constitute liquidated damages.  The Parties acknowledge and agree that actual damages, costs or expenses of any such breach may be difficult to ascertain and that if it is determined by a competent court that actual damages cannot be determined, liquidated damages in the amount of the Maximum Payout less any Earn-Out Payments already received may be awarded to Sellers and such amount is a fair and equitable amount to reimburse Sellers for damages sustained due to Buyer’s material breach of the covenants set forth in Section 6.6(a) and is not a penalty.  Notwithstanding anything to the contrary in this Agreement, in the event that a Party seeks to have a court of law determine actual damages in lieu of the liquidated damages specified in this Section 6.6, then such Party shall pay the fees and expenses, including attorneys’ fees, incurred by all Parties related to such court proceeding.

6.7                               Seller Releases.  Save and except (i) for any rights of such Seller under this Agreement or any of the other Transactional Agreements, or the transactions contemplated by this Agreement and the other Transactional Agreements; (ii) any accrued but unpaid wages, incentive compensation or other ordinary compensation or benefits; and (iii) any rights of such Seller under any accrued employee benefits under an existing employee benefit plan, effective as of the Closing Date, each Seller, for himself or herself, and his or her predecessors and successors, as applicable, as well as his or her Affiliates, predecessors, successors, assigns, agents and representatives (collectively, the “Seller Releasing Parties”), hereby finally, unconditionally, irrevocably and absolutely releases, acquits, remises and forever discharges the Company, Buyer and any of its Affiliates, from any and all actions, suits, debts, sums of money, interest owed, accounts, contribution obligations, bonds, bills, covenants, agreements, guaranties, promises, undertakings, credit memoranda, charges, damages, judgments, executions, obligations, costs, expenses, fees (including attorneys’ fees and court costs), counterclaims, claims, demands, causes of action and liabilities (collectively, the “Seller Claims”) existing as of the Closing Date accruing to such Seller or any Seller Releasing Party in any capacity whatsoever, and hereby finally, unconditionally, irrevocably and absolutely waives any and all offsets and defenses, in each case related to any action, inaction, event, circumstance or occurrence occurring or alleged to have occurred on or prior to the Closing Date with respect to such Seller Claims, whether known or unknown, absolute or contingent, matured or unmatured, foreseeable or unforeseeable, presently existing or hereafter discovered, at law, in equity or otherwise, whether arising by statute, common law, in contract, in tort or otherwise, that such Seller and the Seller Releasing Parties may now have or that might subsequently accrue to any of them, including without limitation those against any current or former officer, director, manager, partner, employee or agent of the Company, Buyer or any of their respective Affiliates

6.8                               Vesting Restrictions on each Continuing Employee’s Pro Rata Portions of the Purchase Price Shares.

(a)                                 Notwithstanding the restrictions on the Purchase Price Shares imposed under Section 6.9, all Purchase Price Shares issued to Sellers who are Continuing Employees shall be restricted through vesting. All Purchase Price Shares issued to Sellers who are Continuing Employees shall vest in three equal installments as follows: one-third on the first anniversary of the Closing Date, one third on the second anniversary of the Closing Date and one third on the third anniversary of the Closing Date (each a “Vesting Period” and collectively the “Vesting Period”), regardless of whether the Continuing Employee ceases providing services to IA, WGI or any of its subsidiaries.

(b)                                 Legend. All Purchase Price Shares issued to Sellers who are Continuing Employees shall bear the following legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD AS SET FORTH IN AN AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(c)                                  Legend Removal.     WGI agrees that, after the end of each Vesting Period, following the delivery by a Seller who is a Continuing Employee to WGI or the Transfer Agent of the certificate representing such vested Purchase Price Shares, if a certificate shall have been issued, together with a customary representation letter and, if applicable, any other paperwork required by the Transfer Agent to remove the legend required by this Section 6.8, it will deliver or cause to be delivered to such Seller a certificate or electronic book entry representing such shares that is free from the legend required by this Section 6.8.

6.9                               Securities Act Restrictions on the Purchase Price Shares.

(a)                                 Each Seller understands that the Purchase Price Shares issued to such Seller pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities Law.  Each Seller acknowledges that, prior to the Closing Date, it received the Confidential Information Statement from WGI dated July 25, 2017.

(b)                                 Legend.  Each certificate or electronic book entry representing any Purchase Price Shares issued pursuant to this Agreement shall contain a legend to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c)                                  Legend Removal.

(i)                                     Certificates or electronic book entries evidencing the Purchase Price Shares shall not contain the legend set forth above, (i) if such Purchase Price Shares are eligible for resale under Rule 144 or (ii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC).

(ii)                                  WGI agrees that at such time as such legend is no longer required under this Section 6.9, it will, following the delivery by such Seller to WGI or the Transfer Agent of the certificate representing his or her Pro Rata Share of the Purchase Price Shares, if a certificate shall have been issued, together with a customary representation letter and, if applicable, any other paperwork required by the Transfer Agent to remove the legend required by this Section 6.9, it will deliver or cause to be delivered to such Seller a certificate or electronic book entry representing such shares that is free from the legend required by this Section 6.9.

ARTICLE VII
EMPLOYEE MATTERS

7.1                               Health and Benefit Plans.

(a)                                 Within ten (10) Business Days following the Closing Date, the Continuing Employees as listed on Schedule 7.1 (provided such Continuing Employees are then employed by Buyer or Company) shall be covered by the employee benefit plans, programs, and policies established or maintained by Buyer applicable to similarly situated employees of Buyer (the “Buyer’s Plans”).  Until the Continuing Employees have been transitioned to Buyer’s Plans, Buyer shall cause Integral Analytics to maintain the employee benefit plans, programs and policies of Integral Analytics existing on the Closing Date (if any) for the benefit of the Continuing Employees (the “Company’s Plans”).  After the transition from Integral Analytics’ Plans to Buyer’s Plans, Buyer agrees to maintain availability of coverage under Buyer’s Plans for Continuing Employees (so long as such Continuing Employee is employed by Buyer or Integral Analytics) on the same basis and terms and conditions as for similarly situated employees of Buyer.

(b)                                 From the Effective Time through the date that is eighteen (18) months after the Closing (the “Continuation Period”), Buyer (or an Affiliate of Buyer, as applicable) shall provide to the Continuing Employees compensation and benefits that, in the aggregate and when taken as a whole, provided such Continuing Employees are employed by Buyer or the Company at the time, either exceed or are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Closing Date.

(c)                                  Buyer shall cause each group health plan of Buyer or, with respect to an insured plan, use its commercially reasonable efforts to cause the insurer, to waive any pre-existing condition exclusions thereunder with respect to the Continuing Employees and their covered beneficiaries to the extent that such Continuing Employees are enrolled in the applicable group health plan of Integral Analytics as of the Closing Date.

(d)                                 For purposes of this Article VII, Continuing Employees shall receive credit for purposes of eligibility to participate and for vesting and benefit accruals under Buyer’s employee benefit plans, programs and policies for service accrued or deemed accrued prior to the Closing Date with Integral Analytics; provided, however, that such prior service credit shall not operate to duplicate any benefit or the funding of any such benefit.

7.2                               Mutual Cooperation.  Sellers and Buyer agree, in a complete, diligent and timely manner, to exchange such employee census, actuarial or other data as shall be reasonably necessary to calculate benefits under any plan and to take any and all actions as shall be reasonably necessary or advisable to effect the provisions of this Article VII.

7.3                               Third Party Claims.  Nothing in this Agreement is intended, or shall be construed, to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies by reason of this Article VII.

ARTICLE VIII
TAX MATTERS

8.1                               Returns and Payments.

(a)                                 Following the Closing, Sellers shall cause Integral Analytics to file, on a basis consistent with past practice (except as required by applicable Law), any and all Tax Returns for Pre-Closing Tax Periods (other than Straddle Periods), (including, without limitation, all Income Tax Returns for the Company’s taxable year that will end on the Closing Date) (collectively, the “Seller Prepared Returns”) provided that Sellers will supply a copy of the Seller Prepared Returns to Buyer thirty (30) days prior to the due date for filing for the review and consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, Sellers and Buyer agree that all Transaction Tax Deductions shall be included in the Seller Prepared Returns to the extent permitted by Law.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns other than the Seller Prepared Returns that are filed after the Closing Date (collectively, the “Buyer Prepared Returns”) provided that Buyer will supply a copy of any Buyer Prepared Return that includes Pre-Closing Taxes to the Sellers’ Representative, along with supporting workpapers, for the review and approval of the Sellers’ Representative at least ten (10) days prior to the due date for filing of the Buyer Prepared Return.  Buyer shall cause the Buyer Prepared Returns to incorporate any changes reasonably requested by Sellers’ Representative that are consistent with the past practices and customs of Integral Analytics (unless otherwise required by applicable Tax law).   The Sellers’ Representatives and Buyer shall attempt in good faith to resolve any disagreements regarding the Buyer Prepared Returns subject to the dispute resolution procedures of Section 8.1(c).  In no event shall the provision of comments by the Sellers’ Representatives prevent Buyer from timely filing any Buyer Prepared Return, subject to amendment to reflect the resolution when rendered by the Accounting Referee.

(b)                                 Buyer shall not, and shall not cause or permit Integral Analytics to, (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each such case without the prior written consent of the Sellers (not to be unreasonably withheld).

(c)                                  Notwithstanding any other provision of this Agreement, any dispute, controversy or claim arising out of or relating to this Article VIII (a “Tax Dispute”) that Buyer and the Sellers’ Representatives through reasonable best efforts are not able to resolve through direct good-faith negotiation, shall be resolved through binding arbitration administered by tax experts of the Accounting Referee.  The Accounting Referee shall be instructed to resolve the Tax Dispute and such resolution shall be (A) set forth in writing and signed by the Accounting Referee, (B) delivered to each party involved in the Tax Dispute as soon as practicable after the Tax Dispute is submitted to the Accounting Referee but no later than the fifteenth (15th) day after the Accounting Referee is instructed to resolve the Tax Dispute, (C) made in accordance with this Agreement, and (D ) final, binding and conclusive on the parties involved in the Tax Dispute on the date of delivery of such resolution.  The Accounting Referee shall only be authorized on any one issue to decide in favor of and choose the position of either of the parties involved in the Tax Dispute or to decide upon a compromise position between the ranges presented by the parties to the Accounting Referee.  The Accounting Referee shall base its decision solely upon the presentations of the parties to the Accounting Referee at a hearing held before the Accounting Referee and upon any materials made available by either party and not upon independent review.  The fees and expenses of the Accounting Referee shall be borne equally by Sellers’ Representatives, on the one hand, and Buyer, on the other hand. Buyer and the Sellers’ Representatives shall keep the decision of the Accounting Referee confidential, except to the extent required by Law or pursuant to disclosure of Tax Returns.

8.2                               Allocation of Taxes.

(a)                                 Sellers shall be responsible for the payment of all Taxes of Integral Analytics attributable to any Pre-Closing Tax Period and Buyer, subsequent to the Closing, shall be responsible for the payment of all Taxes with respect to Integral Analytics attributable to any Post-Closing Tax Period.

(b)                                 For purposes of Section 8.2(a), the Taxes related to the portion of a Straddle Period ending on the Closing Date shall (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount which would be payable if the relevant Tax period ending on and including the Closing Date.  Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.

8.3                               Section 338(h)(10) Elections.

(a)                                 Election Generally.  If Buyer elects, Sellers and Buyer shall make a timely, effective, and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other state or local jurisdiction with respect to Integral Analytics (collectively, the “Section 338(h)(10) Elections”) and shall file such Section 338(h)(10) Elections in accordance with applicable regulations.  Sellers and Buyer shall cooperate in all respects for the purpose of effectuating the Section 338(h)(10) Elections, including the execution and filing of Form 8023 and/or any other required Tax Return and the grant of consent to the Section 338(h)(10) Elections by Buyer and Sellers, and Buyer shall be required to timely file such Tax Returns.

(b)                                 Indemnity.  Notwithstanding anything herein to the contrary, in the event a Section 338(h)(10) Election is made, Buyer shall indemnify the Sellers for the amount by which the Company’s and Sellers’ aggregate liability for Taxes and expenses attributable to the purchase and sale of the shares of Capital Stock with a Section 338(h)(10) Election (including any Taxes imposed in respect of the payments made pursuant to this Section 8.3(b)) exceeds the aggregate liability for Taxes that the Sellers would have borne had no Section 338(h)(10) Election been made (the “Section 338(h)(10) Taxes”).  Within sixty (60) days after the Section 338(h)(10) Elections have been made, Sellers shall calculate and provide the Buyer with the amount of the Section 338(h)(10) Taxes (the “Sellers’ 338(h)(10) Calculation”).  As soon as practical after the receipt of the Sellers’ 338(h)(10) Calculation, the Buyer shall provide written comments to Sellers’ Representative.  Sellers’ Representative and Buyer shall attempt to resolve any dispute as to the amount of the Section 338(h)(10) Taxes through direct good-faith negotiation subject to the dispute resolution procedures of Section 8.1(c).  Buyer shall pay Sellers the amount of the Section 338(h)(10) Taxes not later than three Business Days subsequent to the agreement of the amount of the Sellers’ 338(h)(10) Calculation as agreed upon by Buyer and Sellers or otherwise as finally determined by the Accounting Referee.

(c)                                  Allocations.

(i)                                     In the event the Section 338(h)(10) Elections are made, the purchase price for federal and state income tax purposes and any liability or other amount that is properly included in the amount realized by Sellers or cost basis to Buyer with respect to the deemed sale and purchase of the Company’s assets and assumption of the Company’s liabilities (the “Tax Purchase Price”) shall be allocated among the Company’s assets in accordance with Treasury Regulations § 1.338-6.  Within 120 days after the Closing Date, Sellers’ Representative shall prepare and deliver to Buyer a draft IRS Form 8883 reflecting the allocation of the Tax Purchase Price consistent with the principles of this this Section 8.3(c).  If Buyer does not give written notice to Sellers’ Representative within 30 days after receipt from Sellers’ Representative of such draft IRS Form 8883 that Buyer disagree with any part or all of such allocation, then such allocation as so proposed by Sellers’ Representative shall be deemed agreed by Sellers and Buyer for purposes of this this Section 8.3(c)(i).  If Buyer does give notice of any such objection, then from that time until 30 days thereafter, Buyer and Sellers’ Representative shall negotiate in good faith to reach mutual agreement regarding any matters subject to such objection and the allocation of the Tax Purchase Price consistent with the requirements of this Section 8.3(c)(i), and if Buyer and Sellers’ Representative do reach such agreement within such period, then the allocation so agreed upon shall be deemed agreed by the parties for purposes of this this Section 8.3(c)(i).  In the event that Buyer does give notice of any such objection and Buyer and Sellers’ Representative are unable to reach agreement on all such matters, then the allocation of the Tax Purchase Price, to the extent not so agreed, shall be determined by the valuation experts of the Accounting Referee.  The parties agree that they shall jointly instruct the Accounting Referee, in accordance with to Section 8.1(c), to (A) make its determination of the allocation of the Tax Purchase Price based on its independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Accounting Referee’s discretion, a one-day conference concerning the amount in dispute, at which conference each of Buyer and Sellers shall have the right to present its respective position with respect to such dispute and have present its respective advisors, counsel and accountants, and (C) provide a written report to Buyer and Sellers, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Referee’s final determination.  No appeal from such determination shall be permitted.  The fees and expenses of the Accounting Referee shall be borne 50% by each of Buyer and Sellers. Judgment upon any decision by the Accounting Referee may be enforced by any court having jurisdiction thereof.  The final allocation of Tax Purchase Price as agreed upon by Buyer and Sellers or as determined by the Accounting Referee is hereinafter referred to as the “Allocation.”

(ii)                                  Sellers shall be entitled to revise the Allocation, in accordance with Code Section 338 and the Treasury Regulations promulgated thereunder, and pursuant to this Section 8.3(c)(ii) to appropriately take into account any payments made under this Agreement treated as an adjustment to the consideration for federal, state and local income tax purposes, including, without limitation, to adjust for the Final TNAV (to the extent the Final TNAV has not been finally determined as of the time the Allocation has been determined) and for any Earn-Out Payments and shall promptly provide Buyer with a draft of such revisions to the Allocation, with such draft to be provided no later than sixty (60) days after such payments are made. Thereafter, Sellers and Buyer shall follow the same procedures contained in Section 8.3(c)(i) in finalizing the revised Allocation.

(iii)                               The parties agree that the Allocation is reasonable and covenant and agree that they will (1) report, act and file Tax Returns, and any other filings, declarations or reports with the IRS or other taxing authorities in respect thereof including the reports required to be filed under Code Sections 338 and 1060, in all respects and for all purposes consistent with the Allocation unless otherwise required pursuant to a final determination (within the meaning of Code Section 1313(a); and (2) promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

8.4                               S Corporation Status.  Integral Analytics and Sellers will not revoke Integral Analytics’ election to be treated as an S corporation.  Integral Analytics and Sellers will not take or allow any action, other than the sale of Capital Stock pursuant to this Agreement that would result in the termination of Integral Analytics’ status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

8.5                               Tax Audits.

(a)                                 If any Governmental Entity issues written notice of its intent to audit, examine or conduct a proceeding, or written notice of its determination of an objection to an assessment with respect to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period or a Straddle Period (a “Tax Contest”), then the party hereto first receiving notice of such Tax Contest shall promptly provide written notice and a copy thereof to the other party or parties hereto describing the claim, the amount thereof (if known or quantifiable) and the basis thereof within fifteen (15) days following receipt.

(b)                                 The Sellers’ Representatives shall have the right to control any Tax Contest of the Company relating solely to a Pre-Closing Tax Period (a “Sellers’ Tax Contest”), at the sole cost and expense of Sellers; provided, however, with respect to a Sellers’ Tax Contest that does not constitute a Sellers’ Tax Contest that (x) relates to (1) the Company’s Internal Revenue Service Form 1120S; (2) the Company’s state or local income Tax Return that allocated the Company’s income or other Tax items of the Company to a Seller under state or local income Tax law that conforms to Code Section 1366; or (3) the Company’s election to be treated as an S corporation prior to the Closing Date; and (y) does not relate to Taxes required to be paid by the Company (a “Sellers’ Entity-Level Tax Contest”) (A) the Sellers’ Representatives shall provide Buyer with a timely and reasonably detailed account of each phase of such Sellers’ Entity-Level Tax Contest, including providing copies of all correspondence and other documents relevant to such Sellers’ Entity-Level Tax Contest, (B) the Sellers’ Representatives shall defend such Sellers’ Entity-Level Tax Contest diligently and in good faith, (C) Buyer, at its sole cost and expense, shall have the right to participate in such Sellers’ Entity-Level Tax Contest and (D) the Sellers’ Representative shall not agree to settle such Sellers’ Entity-Level Tax Contest without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, if Sellers’ Representative wishes to accept a settlement or compromise of a Sellers’ Entity Level Tax Contest and Buyer withholds consent, Sellers’ Representative may elect to cause Buyer to take over the defense of such Sellers’ Entity Level Tax Contest (in which case Buyer shall take over such defense) and Seller’s indemnity obligation pursuant to Section 10.1(b) or Section 10.1(c) relating to the taxable period that is subject to such Sellers’ Entity Level Tax Contest shall equal the amount that would be owed if Buyer consented to such settlement or compromise.

(c)                                  Buyer shall have the right to control any Tax Contest of the Company other than a Sellers’ Tax Contest that the Sellers’ Representatives control pursuant in accordance with Section 8.5(b); provided, that to the extent that any such Tax Contest relates to a Pre-Closing Tax Period or a Straddle Period (a “Straddle Period Tax Contest”) that could result in Pre-Closing Taxes; (A) Buyer shall provide the Sellers’ Representatives with a timely and reasonably detailed account of each phase of such Straddle Period Tax Contest, including providing copies of all correspondence and other documents relevant to such Straddle Period Tax Contest, (B) Buyer shall consult with the Sellers’ Representatives before taking any significant action in connection with such Straddle Period Tax Contest, (C) Buyer shall consult with Sellers’ Representatives and offer Sellers’ Representatives an opportunity to comment before submitting any written materials prepared or furnished in connection with such Straddle Period Tax Contest, (D) Buyer shall defend such Straddle Period Tax Contest diligently and in good faith, (E) Sellers, at their sole cost and expense, shall have the right to participate in such Straddle Period Tax Contest and receive copies of any written materials relating to such Straddle Period Tax Contest received from the relevant Governmental Entity, and (F) Buyer shall not agree to settle such Straddle Period Tax Contest without the written consent of the Sellers’ Representatives, which consent shall not be unreasonably withheld, conditioned or delayed.

8.6                               Refunds and Tax Benefits.  Any Income Tax refunds that are received by Buyer or Integral Analytics, and any amounts credited against Income Tax to which Buyer or Integral Analytics become entitled, that relate to a Pre-Closing Tax Period shall be for the account of Sellers, (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion of a Straddle Period) ending on or before the Closing Date), and Buyer shall pay over to Sellers any such refund or the amount of any such credit (net of any Income Taxes of Buyer, Target, or any of its Subsidiaries attributable to such refund or credit) within 15 days after receipt or entitlement thereto; provided, however, Buyer shall not be required to pay over to Sellers any such refund or the amount of any such credit up to the amount of any Tax asset (excluding any deferred Tax asset established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and taken into account in determining the Final TNAV.

8.7                               Cooperation and Exchange of Information.

(a)                                 In addition to the terms set forth in Article VI of this Agreement, Sellers and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing and executing any Tax Return, which such other Party is responsible for preparing and filing, participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying Schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.  Integral Analytics and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Integral Analytics relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Integral Analytics or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.  Any information obtained under this Section 8.6 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(b)                                 Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)                                  Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

8.8                               Conveyance Taxes.  Sellers and Buyer each shall pay 50% of any and all real property transfer or gains, sales, use, transfer, value added, transfer, and stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes (“Transfer Taxes”) which become payable in connection with the transactions contemplated by this Agreement.  Each Party shall execute and deliver all instruments and certificates necessary to enable the other Party to comply with the foregoing.

ARTICLE IX
[RESERVED]

ARTICLE X
INDEMNIFICATION

10.1                        Obligations of Indemnification.

(a)                                 Subject to Section 10.4 and the other terms and conditions of this Article X, each Shareholder severally agrees to indemnify and hold harmless WGI and Buyer and their respective directors, officers, agents, representatives and Affiliates and their successors and assigns (the “Buyer Indemnified Parties”) from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from (i) the breach of any of such Seller’s representations or warranties made by such Seller in Article III, and (ii) the breach of any covenant or agreement by such Seller contained in this Agreement.

(b)                                 Subject to Section 10.4 and the other terms and conditions of this Article X, from and after the Closing, each Key Shareholder jointly and severally, and each Non-Key Shareholder and Excluded Seller severally, agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses, directly or indirectly, as a result of, or based upon or arising from (i) the breach of any representation or warranty made by Integral Analytics contained in Article IV; (ii) the breach of any covenant or agreement by Integral Analytics contained in this Agreement; and (iii) any Pre-Closing Taxes.

(c)                                  Subject to Section 10.4 and the other terms and conditions of this Article X, from and after the Closing, Buyer agrees to indemnify and hold harmless Sellers and their respective agents, representatives and Affiliates and their respective successors and assigns (the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties” and each an “Indemnified Party”) from and against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses, directly or indirectly, as a result of, or based upon or arising from (i) the breach of any representation or warranty made by Buyer contained in Article V, and (ii) the breach of any covenant or agreement by Buyer contained in this Agreement.

10.2                        Procedure.  An Indemnified Party shall give the Person who may be responsible for indemnification hereunder (the “Indemnifying Party”) notice (a “Claim Notice”) of any matter which an Indemnified Party has determined has given rise to, or has received a written notice of a bona fide Claim of a third party that could give rise to, a Loss under this Agreement (a “Claim”), as promptly as possible, but in any event within thirty (30) days of such determination; provided, however, that any failure of the Indemnified Party to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is materially prejudiced by such failure.  Each Claim Notice shall provide the assertion of any Claim in reasonable detail, including specific identification of the obligation to indemnify under Section 10.1 (including a section reference to breached representation or covenant, if applicable) and a good faith estimate of the Losses being claimed.  Upon receipt of the Claim Notice, the Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense if it gives notice of its intention to do so to the Indemnified Party within ten (10) Business Days of the receipt of such Claim Notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest in the reasonable judgment of the Indemnified Party, after consultation with counsel, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is necessary, at the expense of the Indemnifying Party.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.  If the Indemnifying Party makes any payment on any Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Claim.

10.3                        Survival.

(a)                                 Subject to the limitations and other provisions of this Agreement, the representations and warranties of Sellers and Integral Analytics contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months following the Closing Date; provided, however, that:

(i)                                     the representations and warranties in Section 3.1 (Capacity of Sellers), Section 3.2 (Stock Ownership of Sellers), Section 3.3 (Authorization; Enforceability), Section 4.1 (Organization and Qualification of Integral Analytics), Section 4.2 (Capitalization), Section 4.3 (Authorization; Enforceability); Section 4.4 (No Conflicts; Governmental Consents); and Section 4.19 (No Brokers or Finders) (collectively, the “Fundamental Representations and Warranties”) shall survive the Closing indefinitely;

(ii)                                  the representations and warranties in Section 4.7 (Taxes), Section 4.11 (Licenses, Permits and Authorizations) and Section 4.16 (Employee and Labor Matters) shall survive the Closing until seventy-five (75) days after the expiration of the applicable statute of limitations period; and

(iii)                               the representations and warranties in Sections 4.12 (Intellectual Property and Software) and 4.17 (Employee Benefit Plans; ERISA) shall survive the Closing for three (3) years from the Closing Date.

Sellers’ indemnification obligations set forth in Section 10.1(b)(iii) (Pre-Closing Taxes) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations period.  Neither the period of survival nor the liability of Sellers with respect to representations and warranties of Sellers or Integral Analytics shall be reduced by any investigation made at any time by or on behalf of Buyer.  Sellers are not required to make any indemnification payment hereunder unless a Claim is initiated prior to the expiration of the applicable survival period set forth in this Section 10.3(a), except with respect to Claims based on fraud or intentional misrepresentation by Sellers or Integral Analytics.

(b)                                 Subject to the limitations and other provisions of this Agreement, the representations and warranties of Buyer contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months following the Closing Date; provided, however, that: the representations and warranties in Section 5.1 (Organization and Authority of Buyer; Enforceability) shall survive the Closing indefinitely.  Neither the period of survival nor the liability of Buyer with respect to Buyer’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer.  Buyer is not required to make any indemnification payment hereunder unless a Claim is initiated prior to the expiration of the applicable survival period set forth in this Section 10.3(b), except with respect to Claims based on fraud or intentional misrepresentation by Buyer.

(c)                                  Any matter as to which a Claim has been asserted by notice to the other Party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article X notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

(d)                                 All of the covenants made by each Party in this Agreement shall survive the consummation of the transactions contemplated herein until the time specified in each such covenant.

10.4                        Indemnity Cushion, Cap and Allocation.

(a)                                 Sellers shall not have any liability to any Buyer Indemnified Party with respect to Losses arising out of any of the matters referred to in Sections 10.1(a) or 10.1(b) until such time as the amount of all such Losses shall collectively exceed one hundred eighty thousand dollars ($180,000) (the “Sellers’ Deductible”), and then only for the amount by which such Losses exceed the Sellers’ Deductible up to an amount equal to one million eight hundred thousand dollars ($1,800,000) (the “Cap”).  However, the limitations set forth in this Section 10.4(a) will not apply to claims under or to matters arising in respect of Fundamental Representations and Warranties, Section 4.7 (Taxes), Section 4.16 (Employee and Labor Matters) and Section 4.17 (Employee Benefit Plans; ERISA), or any covenants in ARTICLE VIII (TAX MATTERS), or any Claims based on fraud or intentional misrepresentation of any Seller or Integral Analytics.

(b)                                 Notwithstanding anything herein to the contrary, and other than in the case of fraud or intentional misrepresentation of such Seller, no Seller’s aggregate liability for Losses shall exceed the value of the Aggregate Purchase Price actually received by such Seller.

(c)                                  Buyer shall not have any liability to any Seller Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 10.1(c) until such time as the amount of all such Losses shall collectively exceed one hundred eighty thousand dollars ($180,000) (the “Buyer’s Deductible”), and then only for the amount by which such Losses exceed the Buyer’s Deductible.  Notwithstanding anything to the contrary herein, the limitation in the immediately preceding sentence shall not apply to Claims based on fraud or intentional misrepresentation of Buyer.

(d)                                 The aggregate dollar amount of all payments Buyer shall be obligated to make pursuant to this Article X shall not exceed the Closing Purchase Price Distribution.

(e)                                  For purposes of determining several liability under this Article X, the aggregate liability of any Losses hereunder shall be allocated among Sellers solely based on their Pro Rata Share of the Closing Purchase Price Distribution actually received by such Sellers.  For instance, if Integral Analytics’ breach of a representation results in $1,000,000 of Losses to Buyer, a Seller who is allocated 50% of the Closing Purchase Price Distribution, but receives 40% of such amount, shall be liable for 40% of such Losses (i.e., $400,000).

10.5                        Exclusive Remedy.  OTHER THAN RIGHTS TO EQUITABLE RELIEF PURSUANT TO SECTION 6.4 OR CLAIMS FOR FRAUD TO THE EXTENT AVAILABLE UNDER APPLICABLE LAW, EACH OF SELLERS, ON BEHALF OF HIMSELF AND EACH OF THE OTHER INDEMNIFIED PARTIES OF EACH OF SELLERS, AND BUYER, ON BEHALF OF ITSELF AND EACH OF THE OTHER INDEMNIFIED PARTIES OF BUYER, ACKNOWLEDGE AND AGREE THAT THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OR INACCURACY, OR ALLEGED BREACH OR INACCURACY, OF ANY REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR ANY COVENANT, AGREEMENT OR ANY OTHER CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, SHALL BE INDEMNIFICATION IN ACCORDANCE WITH THIS ARTICLE X.  THE PROVISIONS OF THIS SECTION 10.5 SHALL NOT, HOWEVER, PREVENT OR LIMIT A CAUSE OF ACTION BASED ON FRAUD OR INTENTIONAL MISREPRESENTATION OR TO OBTAIN AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF.  THE RIGHTS TO INDEMNIFICATION SET FORTH IN THIS AGREEMENT BASED ON THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT AND THE CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT SHALL NOT BE AFFECTED BY ANY INVESTIGATION CONDUCTED, OR ANY KNOWLEDGE ACQUIRED (OR CAPABLE OF BEING ACQUIRED) AT ANY TIME, WHETHER BEFORE OR AFTER THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CLOSING DATE, WITH RESPECT TO THE ACCURACY OR INACCURACY OF OR COMPLIANCE WITH ANY SUCH REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT. THE PROVISIONS OF THIS ARTICLE X SHALL NOT LIMIT BUYER’S OBLIGATIONS SET FORTH IN SECTION 8.3(B) TO SELLERS AND THE COMPANY.

10.6                        Tax Treatment of Indemnity Payments.  Each of Sellers and Buyer agree to treat all payments made by any of them to or for the benefit of the other (including any payments to Integral Analytics) under this Article X as adjustments to the Aggregate Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof.

10.7                        Payments; Offset.  Subject to the limitations contained in Section 10. 4, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds, provided that Buyer Indemnitees shall first recover Losses attributable to any Seller from any earned but unpaid Earn-Out Payments attributable to such Seller.  Notwithstanding anything to the contrary herein, (i) Buyer’s right to offset under this Section 10.7 is not Buyer’s exclusive remedy and (ii) neither the exercise nor non-exercise of Buyer’s rights to offset under this Section 10.7 will constitute an election of remedies or limit Buyer in any way in the enforcement of any other remedies that may be available to it under this Agreement.

10.8                        Calculation of Losses.

(a)                                 The amount of any Losses payable under this Article X by the Indemnifying Person shall be net of (i) any amounts actually received by the Indemnified Person under applicable insurance policies or from any other Person alleged to be responsible therefore or pursuant to any indemnity, contribution or other similar payment by any Person with respect thereto, net of any expenses reasonably incurred in connection with the collection thereof, including deductibles and self-insured retentions or from any other source; and (ii) any related Tax benefit actually realized by the Indemnified Person in connection with such Losses.  If the Indemnified Person receives any amounts under applicable insurance policies, or from any other source, or a Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Person, then such Indemnified Person shall promptly reimburse the Indemnifying Person for any payment made or expense incurred by such Indemnifying Person in connection with providing such indemnification payment up to the amount received by the Indemnified Person, net of any expenses reasonably incurred by such Indemnified Person in collecting such amount (including deductibles and self-insured retentions).  The Indemnified Person shall use reasonable efforts to collect any amounts available under such insurance coverage or from such other Person alleged to have responsibility therefor; provided, however, that (i) doing so is commercially reasonable and (ii) such obligation shall not be a condition to, or a limitation on, indemnification rights hereunder prior to making any claim for indemnification under this Article X.

(b)                                 The Indemnifying Person shall not be liable under this Article X for any Losses that are for punitive Losses, except in the case of fraud or criminal or willful misconduct and except to the extent such Losses were actually awarded, paid or incurred in respect of a third party Claim.

(c)                                  The Indemnified Person shall take, and shall cause its respective related Persons to take, all reasonable steps to mitigate and otherwise minimize their Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses and an Indemnifying Person shall not be liable for any Losses to the extent that such Losses are attributable to the Indemnified Person’s failure to mitigate.

(d)                                 If the Indemnified Person receives any payment from an Indemnifying Person in respect of any Losses and the Indemnified Person could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnified Person, the Indemnified Person shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Person to recover from such third party the amount of such indemnification payment.

(e)                                  Notwithstanding anything to the contrary contained herein, for the purpose of determining Losses associated with a breach of any representation or warranty, but not for the purpose of determining the occurrence of such breach, all qualifications and exceptions contained in this Agreement relating to materiality or words of similar import (including Material Adverse Effect) shall be disregarded.

10.9                        No Double Recovery.  Notwithstanding the fact that any Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Losses suffered by such Indemnified Person more than once under all such agreements in respect of such fact, event, condition or circumstance.

ARTICLE XI
GENERAL

11.1                        Further Assurance.  Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

11.2                        Amendments; Waivers.  This Agreement and any Schedule or exhibit to this Agreement may be amended only by agreement in writing of all parties to this Agreement.  Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance with any of the agreements or covenants of the other Party contained herein.  No such waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

11.3                        Schedules; Exhibits; Integration.  Each Schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing, is hereby incorporated in and shall constitute a part of this Agreement, although such Schedule or exhibit need not be physically attached to any copy of this Agreement.  This Agreement, together with such Schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

11.4                        Governing Law.  This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware.

11.5                        No Assignment.  Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of Sellers, Integral Analytics and Buyer, except that Buyer may assign its rights hereunder to any wholly owned subsidiary of Buyer.

11.6                        Headings.  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

11.7                        Publicity and Reports.  Sellers, Integral Analytics and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of both Sellers and Buyer; provided however, that consent the consent of Sellers and Integral Analytics shall not be required for filings or disclosures relating to this Agreement made by WGI pursuant to the Securities Act or Exchange Act.  Except for applications or reports filed by WGI with the SEC, Sellers and Buyer shall obtain the prior consent of the other Party to the form and content of any application or report made by any Party to this Agreement or its Affiliates to any Governmental Entity that relate to this Agreement; provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed and that in the event that either Party has not responded to a consent request within two (2) Business Days, such consent shall be deemed granted.

11.8                        Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any Party to this Agreement.  This Agreement may only be enforced against the named parties hereto.  All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no officer, director, shareholder, employee or affiliate of any Party hereto not otherwise named as a Party hereto (including any person negotiating or executing this Agreement on behalf of a Party hereto) shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

11.9                        Notices.  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, (c) mailed, postage prepaid, receipt requested or (d) sent by overnight courier as follows:

If to Buyer, addressed to:

Willdan Energy Solutions
2401 East Katella Avenue, Suite 300
Anaheim, California 92806
Attention: Stacy McLaughlin, CFO
Facsimile: (714) 940-4920

With a copy to:

Lavoie & Jarman
2410 E. Katella, Suite 310
Anaheim, California 92806
Attention: Robert L. Lavoie, Esq.
Facsimile: (714) 704-4706

If to Sellers or Sellers’ Representative, addressed to:

Thomas Osterhus

46 Gunpowder Ridge

Fort Thomas, KY 41075

With a copy to:

Squire Patton Boggs (US) LLP
221 E. Fourth Street, Suite 2900
Cincinnati, Ohio 45202
Attention:                               Toby D. Merchant, Esq.
Facsimile:                               (513) 361-1201

If to Integral Analytics, addressed to:

INTEGRAL ANALYTICS, INC.
312 Walnut Street, Suite 1600

Cincinnati, Ohio 45202

Attention:                               Tom Osterhus

or to such other address or to such other person as either Party shall have last designated by such notice to the other Party.  Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 11.9 and an appropriate answerback is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by overnight courier, one (1) Business Day following the date sent or (iv) if given by any other means, when actually delivered at such address.

11.10                 Expenses.  Each Party to this Agreement shall each pay such Party’s own expenses incident to the negotiation, preparation and performance of this Agreement and the Transactions, including but not limited to the fees, expenses and disbursements of their accountants, financial advisors and counsel, whether or not the Closing shall have occurred; provided that any expenses of Integral Analytics incurred prior to or at the Closing shall be the obligation of Sellers and any expenses of Integral Analytics incurred after the Closing shall be the obligation of Buyer. Notwithstanding the foregoing, if any legal action or other legal proceeding relating to this Agreement, or the other Transactional Agreements in connection herewith, or the enforcement of any provision of such items is brought against any Party hereto pursuant to Article X above, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other damages or relief to which the prevailing Party may be entitled).

11.11                 Arbitration.

(a)                                 In the event the parties to this Agreement are unable to resolve a disputed claim or claims, any of the parties may request arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration will not be commenced until such amount is ascertained or all parties agree to arbitration; and in either such event the matter will be settled by arbitration conducted by three (3) arbitrators.  Buyer and Sellers will each select one (1) arbitrator, and the two (2) arbitrators so selected will select a third arbitrator.  The arbitrators will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrators will rule upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent Law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim will be binding and conclusive upon the parties to this Agreement.  Such decision will be written and will be supported by written findings of fact and conclusions which will set forth the award, judgment, decree or order awarded by the arbitrators.

(b)                                 Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration will be held in Orange County, California, under the rules then in effect of JAMS/Endispute.

11.12                 Time of the Essence.  Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each Party hereto.

11.13                 Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.  In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.  To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

11.14                 Counterparts.  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party.  Execution may be by means of the electronic exchange of signature pages by fax or email with originals to follow promptly thereafter.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

“BUYER”

WILLDAN ENERGY SOLUTIONS

By:	/s/ Thomas D. Brisbin
Thomas D. Brisbin, Chairman of the Board

“WGI”

WILLDAN GROUP, INC.

By:	/s/ Thomas D. Brisbin
Thomas D. Brisbin, Chief Executive Officer

“SELLERS”

/s/ Norman Baker
Norman Baker

/s/ Jason Crabtree
Jason Crabtree

/s/ Michael Ozog
Michael Ozog

/s/ Stephen Quattrocchi
Stephen Quattrocchi

/s/ Monica Redman
Monica Redman

/s/ Roy K Skinner
Roy K Skinner

A-1

/s/ Scott Smith
Scott Smith

/s/ Laurie Osterhus
Laurie Osterhus

/s/ Thomas Osterhus
Thomas Osterhus

/s/ Yue Wu
Yue Wu

/s/ Rajesh Radhakrishnan
Rajesh Radhakrishnan

/s/ Karl Siemsen
Karl Siemsen

/s/ Zhiyuan Dong
Zhiyuan Dong

/s/ Bill Kallock
Bill Kallock

/s/ Nathan Pond
Nathan Pond

/s/ Dick Stevie
Dick Stevie

/s/ Bill Sabo
Bill Sabo

/s/ Kevin Kushman
Kevin Kushman

/s/ Larry Conrad
Larry Conrad

/s/ Rick Morgan
Rick Morgan

/s/ Barry Winston
Barry Winston

/s/ Richard Scholtes
Richard Scholtes

/s/ Sean Crilley
Sean Crilley

/s/ Taco de Vries
Taco de Vries

/s/ Austin Winner
Austin Winner

INTEGRAL ANALYTICS, INC.

By:	/s/ Thomas Osterhus
Name:	Thomas Osterhus
Title:	President & CEO

SHAREHOLDERS’ REPRESENTATIVE

By:	/s/ Thomas Osterhus
Name:	Thomas Osterhus